                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               INFOSPACE.COM, INC.

                         PROMOTE ACQUISITION CORPORATION

                                   PRIO, INC.,

                 AND CHASE MANHATTAN BANK AND TRUST COMPANY N.A.

                                DECEMBER 6, 1999

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
1.       Certain Definitions.......................................................................................   2

2.       The Merger................................................................................................   6
         2.1      Merger; Effective Time...........................................................................   7
         2.2      Closing..........................................................................................   7
         2.3      Effect of the Merger.............................................................................   7

3.       Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Additional
         Payments..................................................................................................   7
         3.1      Certain Definitions..............................................................................   7
         3.2      Exchange of Stock; Rights to Additional Payments.................................................  10
         3.3      Company Options and Warrants.....................................................................  10
         3.4      Conversion of Sub Common Stock...................................................................  10
         3.5      Adjustments to Parent Common Stock...............................................................  11
         3.6      Fractional Shares................................................................................  11
         3.7      Exchange of Certificates.........................................................................  11
         3.8      Further Action...................................................................................  13
         3.9      Escrow Account...................................................................................  13
         3.10     Dissenters' Rights...............................................................................  15
         3.11     Dissenting Shares After Payment of Fair Value....................................................  16
         3.12     Tax and Accounting Consequences..................................................................  16

4.       Securities Act Compliance.................................................................................  16

5.       Representations and Warranties of the Company.............................................................  16
         5.1      Organization, Qualification, and Corporate Power.................................................  16
         5.2      Authorization....................................................................................  17
         5.3      Capitalization...................................................................................  17
         5.4      Noncontravention.................................................................................  19
         5.5      Fees.............................................................................................  19
         5.6      Financial Statements.............................................................................  19
         5.7      Subsidiaries.....................................................................................  20
         5.8      Title to Assets..................................................................................  20
         5.9      Events Subsequent to Most Recent Fiscal Period End...............................................  20
         5.10     Undisclosed Liabilities..........................................................................  23
         5.11     Legal Compliance.................................................................................  23
         5.12     Tax Matters......................................................................................  23
         5.13     Properties.......................................................................................  25
         5.14     Intellectual Property............................................................................  26
         5.15     Tangible Assets..................................................................................  31

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                   PAGE
                                                                                                                   ----
         5.16     Operation of Service.............................................................................  31
         5.17     Contracts........................................................................................  31
         5.18     Notes and Accounts Receivable....................................................................  34
         5.19     Power of Attorney................................................................................  34
         5.20     Insurance........................................................................................  34
         5.21     Litigation.......................................................................................  34
         5.22     Restrictions on Business Activities..............................................................  35
         5.23     Product Warranty.................................................................................  35
         5.24     Employees........................................................................................  35
         5.25     Employee Matters and Benefits....................................................................  35
         5.26     Guaranties.......................................................................................  40
         5.27     Environment, Health, and Safety..................................................................  40
         5.28     Certain Business Relationships With the Company..................................................  41
         5.29     Information Supplied.............................................................................  42
         5.30     No Adverse Developments..........................................................................  42
         5.31     Full Disclosure..................................................................................  42

6.       Representations and Warranties of Parent and Sub..........................................................  43
         6.1      Organization, Qualification, and Corporate Power.................................................  43
         6.2      Authorization....................................................................................  43
         6.3      Capitalization...................................................................................  43
         6.4      Noncontravention.................................................................................  44
         6.5      SEC Filings......................................................................................  44
         6.6      Brokers' Fees....................................................................................  45
         6.7      Information Supplied.............................................................................  45

7.       Pre-Closing Covenants.....................................................................................  45
         7.1      General..........................................................................................  45
         7.2      Notices and Consents.............................................................................  45
         7.3      Operation of Business............................................................................  45
         7.4      Access to Information............................................................................  46
         7.5      Notice of Developments...........................................................................  46
         7.6      Fairness Hearing.................................................................................  46
         7.7      Form S-4 Registration............................................................................  47
         7.8      Shareholder Approval.............................................................................  47
         7.9      No Solicitation..................................................................................  48
         7.10     Regulatory Filings...............................................................................  49
         7.11     Pooling Accounting...............................................................................  49
         7.12     Affiliate Agreements.............................................................................  50
         7.13     Confidentiality..................................................................................  50

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                   PAGE
                                                                                                                   ----
         7.14     FIRPTA Compliance...............................................................................   50
         7.15     Changes in Securities Holder Information........................................................   50
         7.16     Retention Bonus.................................................................................   50
         7.17     Additional Documents and Further Assurances.....................................................   50

8.       Post-Closing Covenants...................................................................................   51
         8.1      General.........................................................................................   51
         8.2      Litigation Support..............................................................................   51
         8.3      Tax Free Reorganization.........................................................................   51
         8.4      Employee Benefits...............................................................................   51
         8.5      Indemnification of Directors and Officers.......................................................   52
         8.6      Announcement of Operating Results...............................................................   53

9.       Conditions to Obligations to Close.......................................................................   53
         9.1      Conditions to Parent's and Sub's Obligation to Close............................................   53
         9.2      Conditions to the Company's Obligations.........................................................   56

10.      Survival of Representations, Warranties and Covenants; Indemnity; Escrow.................................   57
         10.1     Survival of Representations and Warranties......................................................   57
         10.2     Escrow Arrangements.............................................................................   58
         10.3     Limitation on Remedies..........................................................................   66

11.      Termination..............................................................................................   67
         11.1     Termination of the Agreement....................................................................   67
         11.2     Effect of Termination...........................................................................   69
         11.3     Termination Fees and other Events...............................................................   69

12.      Miscellaneous............................................................................................   70
         12.1     Press Releases and Public Announcements.........................................................   70
         12.2     No Third-Party Beneficiaries....................................................................   70
         12.3     Entire Agreement and Modification...............................................................   70
         12.4     Succession and Assignment.......................................................................   71
         12.5     Counterparts....................................................................................   71
         12.6     Headings........................................................................................   71
         12.7     Notices.........................................................................................   71
         12.8     Governing Law...................................................................................   72
         12.9     Forum Selection; Consent to Jurisdiction........................................................   73
         12.10    Waivers.........................................................................................   73
         12.11    Severability....................................................................................   73

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                   PAGE
                                                                                                                   ----
         12.12    Expenses.........................................................................................  73
         12.13    Construction.....................................................................................  73
         12.14    Company Disclosure Letter........................................................................  74
         12.15    Attorneys' Fees..................................................................................  74
         12.16    Further Assurances...............................................................................  74
         12.17    Time of Essence..................................................................................  74


                                    EXHIBITS


Exhibit A    Agreement of Merger
Exhibit B    Form of Voting Agreement
Exhibit C    Form of Non-competition Agreement
Exhibit D    Form of Employment Agreement
Exhibit E    Form of Affiliate Agreement
Exhibit F    Intentionally omitted
Exhibit G    Form of Non-Disclosure, Invention Release and Non-Competition
              Agreement
Exhibit H    Opinion of Company Counsel
Exhibit I    Form of Release
Exhibit J    Opinion of Parent Counsel
Exhibit K    Form of Bridge Loan Agreement
Exhibit L    Form of Security Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (the "AGREEMENT") is entered into as of December 6, 1999, by and among InfoSpace.com, Inc., a Delaware corporation ("PARENT"), Promote Acquisition Corporation, a California corporation and wholly owned subsidiary of Parent ("SUB"), Prio, Inc., a California corporation (the "COMPANY"), and, as to SECTION 10.2 hereof only, Chase Manhattan Bank and Trust Company N.A., as Escrow Agent. Parent, the Company and Sub are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

     A. Pursuant to the Agreement of Merger in the form attached hereto as EXHIBIT A (the "AGREEMENT OF MERGER") providing for the merger of Sub with and into the Company (the "MERGER") pursuant to the California Corporations Code, the shares of Company Capital Stock (as defined in SECTION 2.1 hereof) issued and outstanding immediately prior to the Effective Time will be converted into shares of Parent Common Stock (as defined in SECTION 2.1 hereof) and all options and warrants to acquire capital stock of the Company will be converted into rights to acquire Common Stock of Parent.

     B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the Merger.

     C. The respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement, and (i) this Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and (ii) the Merger is intended to qualify for accounting treatment as a pooling of interests.

     D. Concurrent with the execution of this Agreement, as a material inducement to Parent and Sub, certain shareholders of the Company are entering into voting agreements in the form of EXHIBIT B hereto (the "VOTING AGREEMENTS"), a non-competition agreement in the form of EXHIBIT C hereto (the "NON-COMPETITION AGREEMENT") and employment agreements in the form of EXHIBIT D hereto (the "EMPLOYMENT AGREEMENTS") and all affiliates of the Company are entering into affiliate agreements in the form of EXHIBIT E hereto with Parent (the "AFFILIATE AGREEMENTS").

     NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties do hereby agree as follows:

                                    AGREEMENT

               1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

                  "ADVISORY FEES" means all fees or commissions payable by the Company to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement, including without limitation the fees and/or commissions of BancBoston Robertson Stephens Inc. and Cooley Godward LLP.

                   "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

                   "AVERAGE SHARE PRICE" means the average closing sales prices of the Parent Common Stock as reported by the Nasdaq National Market for the five (5) business days ending two business days prior to the Closing.

                  "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

                  "BUSINESS" means (i) in the case of the Company, the business of providing services or products that enable retailers and manufacturers to target promotions to consumers on the Internet, and (ii) in the case or Parent, the business of operating Web portal sites and supplying aggregated Web-based content.

                  "BUSINESS CONDITION" means the current business, financial condition, results of operations and assets of a corporate entity.

                  "COMPANY DISCLOSURE LETTER" means the Company Disclosure Letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement, which specifically references any exceptions to the representations and warranties of the Company set forth in SECTION 5 hereof.

                  "COMPANY INTELLECTUAL PROPERTY" means any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by or exclusively licensed to the Company.

                  "COMPANY SHAREHOLDERS" means the shareholders of record of the Company immediately prior to the Effective Time (other than the holders of Dissenting Shares, if any).

                  "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including: (a) the merger of Sub with and into the Company, the issuance by Parent of the Parent Common Stock and Parent's acquisition and ownership of the Company and exercise of control over the Company; (b) the execution, delivery, and performance of the Employment Agreements, the Voting Agreements, and the Affiliate Agreements and the Non-Competition Agreement; (c) the performance by Parent, the Company and Sub of their respective covenants and obligations under this Agreement.

                  "CURRENT LIABILITY BALANCE" shall mean the total current liabilities of the Company, as reflected on the Closing Balance Sheet.

                  "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

                  "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

                  "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "GOVERNMENTAL BODY" means any:

                  (a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, provincial, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d)      multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                  "INTELLECTUAL PROPERTY RIGHTS" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("PATENTS");
(ii) all trade secrets and other rights in know-how and confidential or proprietary information including without limitation invention disclosures;
(iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("COPYRIGHTS"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("MASKWORKS"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                  "KNOWLEDGE" --an individual will be deemed to have "KNOWLEDGE" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent officer or director would be expected to discover or otherwise become aware of such fact or other matter in the course of performing or complying with the responsibilities and obligations commonly associated with such person's position.

                  (c) Parent will be deemed to have "KNOWLEDGE" of a particular fact or other matter if an officer or director of Parent has Knowledge of such fact or other matter. The Company will be deemed to have "KNOWLEDGE" of a particular fact or other matter if an officer or director of the Company has knowledge of such fact or other matter.

                  "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle, of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

                  "LIQUIDATION PREFERENCE SHARE PRICE" means the average closing sales prices of the Parent Common Stock as reported by the Nasdaq National Market for the thirty calendar days ending three days prior to the Closing.

                  "MATERIAL ADVERSE EFFECT" shall mean as to the Company, a material adverse effect on the current business, financial condition, results of operations and assets of the Company (other than as a result of (i) general economic or industry conditions or conditions in the Company's

Business, or (ii) performance by the Company of its obligations under, or the taking of any actions contemplated or permitted by, this Agreement, (iii) changes in law or generally accepted accounting principles, or (iv) the announcement or pendency of any of the Contemplated Transactions), which (A) constitutes a Loss (as defined in SECTION 10.2 hereof) which is compensable by monetary damages (and is within the scope of SECTION 10.2 hereof), but which exceeds the value as of the Closing Date of Consideration Shares available in the Escrow Fund (and exceeds any additional amounts that are actually contributed into the Escrow Fund in accordance with applicable pooling of interests accounting rules), (B) is not practicably compensable by monetary damages, or (C) while compensable by monetary damages, is not covered by the indemnification provisions set forth in SECTION 10.2 hereof.

                  "MERGER CONSIDERATION" means 2,685,000 shares of Parent Common Stock; PROVIDED, HOWEVER, that in the event that the value of the foregoing number of shares of Parent Common Stock, based on the Average Share Price, is less than $300 million, then the Merger Consideration shall be increased by the number of shares of Parent Common Stock required to cause the value of the Merger Consideration, based on the Average Share Price, to equal $300 million, but in no event shall such number of shares of Parent Common Stock exceed 3,685,000 shares. The Merger Consideration determined in accordance with the preceding sentence shall be subject to adjustment as follows: (i) in the event that the Closing Balance Sheet (as defined in SECTION 9.1(Q) below) reflects a cash and cash equivalents balance after deducting all Advisory Fees which are unpaid as of the Closing (the "CASH BALANCE") of less than $10 million, without taking into account any capital raised pursuant to the last sentence of Section 7.3, the number of shares of Parent Common Stock constituting the Merger Consideration shall be reduced by (x) the difference between $10 million and the Cash Balance, divided by (y) the Average Share Price, and (ii) in the event that the Closing Balance Sheet reflects a Current Liability Balance, excluding Advisory Fees which are unpaid as of the Closing, of more than $4.5 million, the number of shares of Parent Common Stock constituting the Merger Consideration shall be reduced by (A) the amount by which the Current Liability Balance exceeds $4.5 million divided by (B) the Average Share Price.

                  "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

                  "ORDINARY COURSE OF BUSINESS": an action taken by either of Parent or the Company will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a)......such action is consistent with the past practices of such Party and is taken in the ordinary course of the day-to-day operations of such Party; and

                  (b)......such action is not required to be authorized by the board of directors of such Party or any committee or delegee thereof.

                  "PARENT SEC REPORTS" has the meaning set forth in SECTION 6.5.

                  "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "REGISTERED INTELLECTUAL PROPERTY RIGHTS" means all United States, international and foreign: (i) Patents; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public authority at any time.

                  "REPRESENTATIVES" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, shareholders and other representatives.

                  "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (e) municipal and zoning ordinances, (f) easements of public utilities, and (g) any mortgage, pledge, lien, encumbrance, charge, or other security interest which is not material in amount and does not materially restrict the use, or materially diminish the value, of the asset subject thereto.

                "SEC"  means  the  United   States   Securities   and   Exchange
Commission.

                  "SHAREHOLDER AGENT" means Glenn Highland (or such other Person designated by the Company Shareholders in accordance with Section 10.2(g) below) as agent and attorney-in-fact for each of the Company Shareholders.

                  "TECHNOLOGY" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

         2. THE MERGER.

            2.1 MERGER; EFFECTIVE TIME. Subject to the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code ("CALIFORNIA LAW"), Sub will be merged with and into the Company (the "MERGER"), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. In accordance with the provisions of this Agreement, the Agreement of Merger shall be filed with the California Secretary of State in accordance with California Law and each issued and outstanding share of capital stock of the Company ("COMPANY CAPITAL STOCK"), shall be converted into shares of Common Stock, $0.0001 par value, of Parent ("PARENT COMMON STOCK") in the manner contemplated by SECTION
3. The Merger shall become effective at the time of the acceptance of the Agreement of Merger by the California Secretary of State (the date of such acceptance being hereinafter referred to as the "EFFECTIVE DATE" and the time of such acceptance being hereinafter referred to as the "EFFECTIVE TIME").

            2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 (i) on a date and at a time as mutually agreed to by Parent and the Company as soon as practicable (and in any event within two business days) after the date on which the last condition set forth in Section 9 hereof shall have been satisfied or waived or
(ii) at such other time as Parent and the Company may mutually agree (the date on which the Closing occurs being referred to as the "Closing Date").

            2.3 EFFECT OF THE MERGER. At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and the Company after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Prio, Inc.", (iii) the Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iv) the directors of Sub shall be the directors of the Surviving Corporation until their successors shall have been duly elected and qualified, (v) the officers of Sub shall be the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified, (vi) each share of capital stock of Sub shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation, and (vii) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

         3.  EFFECT  OF  MERGER  ON  THE  CAPITAL   STOCK  OF  THE   CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES; ADDITIONAL PAYMENTS.

            3.1 Certain Definitions. For purposes of this SECTION 3, the following terms shall be defined as set forth below:

            "AGGREGATE COMMON NUMBER" means the sum of (A) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; (B) the total number of shares of Company Common Stock that are issuable upon the conversion of any shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time; (C) the total number of shares of Company Common Stock that are issuable upon the conversion of any shares of Company Preferred Stock that are issuable upon the exercise in full of all warrants to acquire shares of Company Preferred Stock that are outstanding immediately prior to the Effective Time; and (D) the total number of shares of Company Capital Stock that are issuable upon the conversion or exercise in full of all convertible securities or options (vested and unvested), warrants or other rights to acquire Company Capital Stock that are outstanding immediately prior to the Effective Time other than convertible securities or warrants referred to in clauses "(B)" or "(C)" of this sentence; provided, however, that notwithstanding anything to the contrary contained in this paragraph: (1) no shares, warrants, options or rights shall be counted more than one time in calculating "Aggregate Common Number"; and (2) "Aggregate Common Number" shall not include any shares of Company Capital Stock issuable pursuant to that certain convertible promissory note dated January 22, 1996 between the Company and GemPlus to the extent that such note is repaid prior to the Closing. In the event that the Company obtains and presents to Parent prior to the Closing Date, a written acknowledgment and agreement reasonably satisfactory to Parent and its auditors, executed by Microsoft Corporation ("MICROSOFT"), to the effect that all or any portion of the warrant to purchase shares of Series E Preferred Stock of the Company dated December 5, 1997 held by Microsoft (the "MICROSOFT WARRANT") and all or any portion of the option to purchase shares of Common Stock of the Company dated December 5, 1997 held by Microsoft (the "MICROSOFT OPTION") are not exercisable as of the Closing Date, then the shares of Company Capital Stock subject to any portion of the Microsoft Warrant and/or the Microsoft Option, as the case may be, which Microsoft stipulates is not exercisable as of the Closing Date, will be excluded from the Aggregate Common Number.

            "AGGREGATE LIQUIDATION PREFERENCE" means the sum of (i) the number of shares of the Company's Series A Preferred Stock outstanding as of the Effective Time multiplied by $0.333, (ii) the number of shares of the Company's Series B Preferred Stock outstanding as of the Effective Time multiplied by $1.00, (iii) the number of shares of the Company's Series C Preferred Stock outstanding as of the Effective Time multiplied by $3.33, (iv) the number of shares of the Company's Series D Preferred Stock outstanding as of the Effective Time multiplied by $3.71, (v) the number of shares of the Company's Series E Preferred Stock outstanding as of the Effective Time multiplied by $4.05, (vi) the number of shares of the Company's Series F Preferred Stock outstanding as of the Effective Time multiplied by $4.30, (vii) if any portion of the warrant to acquire Company Capital Stock held by Knight Ridder Investment Company pursuant to that certain Warrant Agreement dated December 12, 1998 (the "KR WARRANT") is outstanding immediately prior to the Effective Time, the number of shares of the Company's Series F Preferred Stock issuable upon the exercise of such portion of the KR Warrant as of the Closing Date, multiplied by $4.30, and (viii) if any portion of the Microsoft Warrant is outstanding immediately prior to the Effective Time, the number of shares of the Company's Series E Preferred Stock issuable upon the exercise of such portion of the Microsoft Warrant as of the Closing Date, multiplied by $4.05. In the event that the Company obtains and presents to Parent prior to the Closing Date, a written acknowledgment and agreement reasonably satisfactory to Parent and its auditors, executed by Microsoft, to the effect that all or any portion of the Microsoft Warrant is not exercisable as of the Closing Date, then the shares of Company Capital Stock subject to any portion of the Microsoft Warrant which Microsoft stipulates is not exercisable as of the Closing Date, will be excluded from the Aggregate Liquidation Preference.

            "COMMON EXCHANGE RATIO" means the quotient obtained by dividing (x) the Merger Consideration minus the Liquidation Share Number by (y) the Aggregate Common Number.

            "LIQUIDATION SHARE NUMBER" means the quotient obtained by dividing
(i) Aggregate Liquidation Preference by (ii) the Liquidation Preference Share Price.

            "SERIES A EXCHANGE RATIO" means the sum of (i) the quotient obtained by dividing (x) the Merger Consideration minus the Liquidation Share Number by
(y) the Aggregate Common Number, plus (ii) the quotient obtained by dividing $0.333 by the Liquidation Preference Share Price.

            "SERIES B EXCHANGE RATIO" means the sum of (i) the quotient obtained by dividing (x) the Merger Consideration minus the Liquidation Share Number by
(y) the Aggregate Common Number, plus (ii) the quotient obtained by dividing $1.00 by the Liquidation Preference Share Price.

            "SERIES C EXCHANGE RATIO" means the sum of (i) the quotient obtained by dividing (x) the Merger Consideration minus the Liquidation Share Number by
(y) the Aggregate Common Number, plus (ii) the quotient obtained by dividing $3.33 by the Liquidation Preference Share Price.

            "SERIES D EXCHANGE RATIO" means the sum of (i) the quotient obtained by dividing (x) the Merger Consideration minus the Liquidation Share Number by
(y) the Aggregate Common Number, plus (ii) the quotient obtained by dividing $3.71 by the Liquidation Preference Share Price.

            "SERIES E EXCHANGE RATIO" means the sum of (i) the quotient obtained by dividing (x) the Merger Consideration minus the Liquidation Share Number by
(y) the Aggregate Common Number, plus (ii) the quotient obtained by dividing $4.05 by the Liquidation Preference Share Price.

            "SERIES F EXCHANGE RATIO" means the sum of (i) the quotient obtained by dividing (x) the Merger Consideration minus the Liquidation Share Number by
(y) the Aggregate Common Number, plus (ii) the quotient obtained by dividing $4.30 by the Liquidation Preference Share Price.

            3.2 EXCHANGE OF STOCK; RIGHTS TO ADDITIONAL PAYMENTS. As of the Effective Time, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in SECTION 3.10 hereof) shall, by virtue of the Merger and without any action on the part of the Company Shareholders, be converted into a number of shares of Parent Common Stock based upon the Common Exchange Ratio with respect to Company Common Stock and the Series A Exchange Ratio, Series B Exchange Ratio, Series C Exchange Ratio, Series D Exchange Ratio, Series E Exchange Ratio and Series F Exchange Ratio with respect to Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, of the Company.

            3.3 COMPANY OPTIONS AND WARRANTS. At the Effective Time, each of the then outstanding options and warrants to purchase Company Capital Stock whether vested or unvested (collectively, the "COMPANY OPTIONS") (including all outstanding options granted under the Company's 1996 Stock Plan (the "COMPANY PLAN"), and any individual non-plan options) will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into an option or warrant, as the case may be, to purchase that whole number of shares of Parent Common Stock determined by multiplying the number of shares of Company Capital Stock subject to such Company Option at the Effective Time by the Common Exchange Ratio with respect to Company Options to purchase Company Common Stock and the Series A Exchange Ratio, Series B Exchange Ratio, Series C Exchange Ratio, Series D Exchange Ratio, Series E Exchange Ratio and Series F Exchange Ratio with respect to Company Options to purchase Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, of the Company, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the applicable Exchange Ratio, referred to in this sentence, rounded up to the nearest cent. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option will be rounded to the nearest whole number of shares. The term, exercisability, vesting schedule, vesting commencement date, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Company Options will otherwise be unchanged (it being understood that the vesting of certain Company Options will be accelerated in connection with the Merger in accordance with the terms of existing agreements between the Company and certain individuals as described in the Company Disclosure Letter).

            3.4 CONVERSION OF SUB COMMON STOCK. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            3.5 ADJUSTMENTS TO PARENT COMMON STOCK. The number of shares of Parent Common Stock issuable hereunder and all other applicable definitions and calculations hereunder (including the definition of Average Share Price) shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring or becoming effective after the date hereof but prior to the Closing (including the stock split announced by Parent on November 30, 1999).

            3.6 FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded up to the nearest whole share of Parent Common Stock.

            3.7 EXCHANGE OF CERTIFICATES.

                (a) EXCHANGE AGENT. Prior to the Closing Date, Parent shall appoint ChaseMellon Shareholder Services, L.L.C., to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                (b) PARENT TO PROVIDE PARENT COMMON STOCK. Promptly after the Effective Date, Parent shall make available for exchange in accordance with this
SECTION 3, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to SECTIONS 3.1 and 3.2 hereof in exchange for outstanding shares of Company Capital Stock, other than the shares to be held in escrow pursuant to SECTION 3.9 hereof.

                (c) EXCHANGE PROCEDURES. Within ten (10) days after the Effective Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "CERTIFICATES") whose shares are being converted into the Merger Consideration pursuant to SECTIONS 3.1 and 3.2 hereof (less any shares held in escrow pursuant to SECTION
3.9 hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify) (the "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (less any shares held in escrow pursuant to SECTION 3.9 hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and a Shareholder Certificate in the form of EXHIBIT F, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock (less any shares held in escrow pursuant to SECTION 3.9 hereof) to which the holder of Company Capital Stock is entitled pursuant to SECTIONS 3.1 and 3.2 hereof. The Certificates so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Company Capital Stock. From and after the Effective Date, until surrendered as contemplated by this SECTION 3.7, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Parent Common Stock into which the shares of Company Capital Stock represented by such Certificate have been converted.

                (d) NO FURTHER OWNERSHIP RIGHTS IN CAPITAL STOCK OF THE COMPANY. The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this SECTION 3.7, provided that the presenting holder is listed on the Company's shareholder list set forth in SECTION 5.3(A) of the Company Disclosure Letter as a holder of Company Capital Stock.

                (e) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                (f) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to SECTIONS 3.1 and 3.2 hereof; PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                (h) NO LIABILITY. Notwithstanding anything to the contrary in this SECTION 3.7, none of the Exchange Agent, the Surviving Corporation or any Party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            3.8 FURTHER ACTION. Parent, Sub and the Company shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

            3.9 ESCROW ACCOUNT.

                (a) The Parties agree that ten percent (10%) (subject to increase as provided in Section 3.9(b) below) of the shares of Parent Common Stock to be issued to the Company Shareholders pursuant hereto (the "ESCROW AMOUNT") will, without any act of any Company Shareholder, be deposited with the Escrow Agent, such deposit to constitute an escrow fund to be governed by the terms of SECTION 10.2. The portion of the Escrow Amount contributed on behalf of each such Company Shareholder shall be ten percent (10%) (subject to increase as provided in Section 3.9(b) below) of the Merger Consideration which such Company Shareholder would otherwise be entitled to receive. Notwithstanding the provisions of SECTION 3.6 hereof, any fractional share that would otherwise result from the issuance of a certificate representing the shares of Parent Common Stock to be deposited into escrow pursuant to SECTION 10.2 hereof shall be rounded to the nearest whole share and any fraction of a share that would otherwise result from the issuance of a certificate representing the remaining shares of Parent Common Stock which each such Shareholder would otherwise be entitled to receive under SECTIONS 3.1 AND 3.2 by virtue of ownership of outstanding shares of Company Capital Stock shall be rounded to the nearest whole share. No shares of Parent Common Stock shall be deposited in the escrow fund with respect to the Company Options.

                (b) Notwithstanding anything herein to the contrary, no action shall be taken pursuant to this SECTION 3.9(B) if such action would impair the ability of Parent to account for the Merger as a pooling of interests, or otherwise cause the condition to closing set forth in SECTION

9.1(O) hereof not to be satisfied. The intent of this SECTION 3.9(B) is (i) to allow the consummation the Merger notwithstanding certain breaches of the representations and warranties set forth in SECTION 5 hereof as of the date hereof, which would otherwise have caused the condition to closing contained in
SECTION 9.1(A) not to be satisfied, while providing the Indemnified Persons (as defined in SECTION 10.2 below) with sufficient incremental protection against Losses (as defined in SECTION 10.2 hereof) arising out of such breaches, and
(ii) to provide the Indemnified Persons with sufficient incremental protection against Losses arising out of claims by the officers of the Company arising during the period from the date hereof through the Closing Date in consideration for Parent's agreement to only require that the Releases to be delivered pursuant to SECTION 9.1(P) hereof address claims arising through the date of such Releases rather than through the Closing Date. To accomplish the foregoing, the Escrow Amount will be increased beyond the amount specified under SECTION 3.9(A) above under the following circumstances:

                    (i) In the event that (i) there shall be any inaccuracy in the representations and warranties set forth in SECTION 5 below as of the date of this Agreement, (ii) the Company shall have had no Knowledge of such inaccuracy as of the date of this Agreement, (iii) such inaccuracy, together with all other inaccuracies in respect of the representations and warranties set forth in SECTION 5 below as of the date of this Agreement, have resulted in or are reasonably expected to, in the aggregate, result in Losses (as such term is defined in SECTION 10.2 below) in excess of $500,000 to Parent, (iv) such inaccuracy results or is reasonably expected to result in a Loss to the Indemnified Persons which is of a nature which would allow an additional escrow amount to be set aside under pooling of interests accounting principles, then the aggregate Escrow Amount contributed on behalf of the Company Shareholders pursuant to SECTION 3.9(A) shall be increased by an amount (an "ADDITIONAL ESCROW AMOUNT") equal to an amount (based on the Average Share Price) which, in the reasonable judgment of Parent, subject to the reasonable objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner provided in SECTION 10.2(F) hereof, is necessary to satisfy any Losses which have arisen or are reasonably expected to arise out such inaccuracy; PROVIDED HOWEVER that such Additional Escrow Amount shall be available solely to satisfy any Losses resulting from or expected to result from the inaccuracy of in the representations and warranties set forth in SECTION 5 which gave rise to the contribution of such Additional Escrow Amount; AND PROVIDED FURTHER, that no Additional Escrow Amount shall be added to the Escrow Amount if such Additional Escrow Amount would cause the aggregate Escrow Amount (including all prior Additional Escrow Amounts added to the Escrow Amount) to exceed twenty percent (20%) of the shares of Parent Common Stock to be issued to the Company Shareholders pursuant hereto.

                    (ii) In the event that, during the period from the date of this Agreement through the Closing Date (i) (A) there shall have been any claim, action, suit or proceeding brought by or on behalf of or threatened by an officer or officers of the Company which has resulted in or are reasonably expected to result in Losses to the Indemnified Parties, or (B) there shall have been an event or circumstance which would reasonably be expected to result in any claim, action, suit or proceeding being brought by or on behalf of an officer or officers of the Company which would result in or reasonably be expected to result in Losses to the Indemnified Parties, (ii) such Loss or expected Loss (an "OFFICER CLAIM LOSS") to the Indemnified Persons is of a nature which would allow an additional escrow to be created under pooling of interests accounting principles, and (iii) such Loss or expected Loss exceeds or is reasonably expected to exceed $5,000,000, then the aggregate Escrow Amount contributed on behalf of the Company Shareholders pursuant to Section 3.9(a) shall be increased by an amount (based on the Average Share Price) equal to an Additional Escrow Amount which, in the reasonable judgment of Parent, subject to the reasonable objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner provided in SECTION 10.2(F) hereof, is necessary to satisfy any such Officer Claim Loss; PROVIDED FURTHER that such Additional Escrow Amount shall be available solely to satisfy any Losses resulting from or expected to result from the actual or expected claim, action, suit or proceeding which gave rise to the contribution of such Additional Escrow Amount; PROVIDED HOWEVER, that no Additional Escrow Amount shall be added to the Escrow Amount if such Additional Escrow Amount would cause the aggregate Escrow Amount (including all prior Additional Escrow Amounts added to the Escrow Amount) to exceed twenty percent (20%) of the shares of Parent Common Stock to be issued to the Company Shareholders pursuant hereto.

                (c) Any Additional Escrow Amount set aside pursuant to Section 3.9(b) shall be held and administered in accordance with the relevant portion of
Section 10.2.

            3.10 DISSENTERS' RIGHTS.

                (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected dissenters' rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall only be entitled to such rights as are granted by California Law.

                (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate representing such shares.

                (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of SECTION 10 hereof (by surrender of shares of Parent Common Stock) (i) the aggregate amount by which such payment or payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares plus (ii) the aggregate fees and expenses (including reasonable attorneys' fees and expenses) incurred by Parent or the Surviving Corporation in connection with calculating, settling or litigating the amount of, or making, any such payment.

            3.11 DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting shareholders of the Company pursuant to California Law, shall be canceled.

            3.12 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the Parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. Each Party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

         4. SECURITIES ACT COMPLIANCE. Subject to SECTION 7.6 below, the shares of Parent Common Stock issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of Section 3(a)(10).

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent, except as disclosed in the Company Disclosure Letter, as follows:

            5.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. There is no state other than California in which the Company owns any property or in which it has any employees, offices or operations. The Company has full corporate power and authority, and has all necessary material licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. SECTION 5.1 of the Company Disclosure Letter lists the directors and officers of the Company as of the date of this Agreement. The operations now being conducted by the Company have not been conducted under any other name since its inception, other than SaveSmart, Inc. The copies of the Company's Articles of Incorporation, Bylaws, minute books, stock transfer ledger, stock option ledger and warrant ledger which have been delivered to Parent are accurate, correct and complete as of the date hereof.

            5.2 AUTHORIZATION. The Company has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "ANCILLARY AGREEMENTS") to which it is a party, and, subject to receipt of the requisite approval of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party. This Agreement and the Ancillary Agreements to which the Company is a party and the Contemplated Transactions have been approved by the unanimous vote of the Company's Board of Directors. This Agreement and the Ancillary Agreements to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) the filing of the Agreement of Merger with the Secretary of State of the State of California, and (iii) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration or early termination of the applicable waiting period under the HSR Act, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

            5.3 CAPITALIZATION.

                (a) CAPITAL STOCK. The entire authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, 5,372,932 of which are issued and outstanding as of the date of this Agreement, and 20,000,000 shares of Preferred Stock, 16,713,665 of which are issued and outstanding as of the date of this Agreement. The Company Preferred Stock is designated as follows:
(i) 1,500,000 shares of Series A Preferred Stock, all of which are outstanding as of the date of this Agreement; (ii) 3,150,000 shares of Series B Preferred Stock, all of which are outstanding as of the date of this Agreement; (iii) 1,141,110 shares of Series C Preferred Stock, all of which are outstanding as of the date of this Agreement; (iv) 2,325,000 shares of Series D Preferred Stock, 2,145,631 of which are outstanding as of the date of this Agreement; (v) 4,325,000 shares of Series E Preferred Stock, 2,962,966 of which are issued and outstanding as of the date of this Agreement, and (vi) 6,913,950 shares of Series F Preferred Stock, 5,813,958 of which are outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights and are held of record as of the date of this Agreement by the respective shareholders as set forth in SECTION 5.3(A) of the Company Disclosure Letter. All shares of Preferred Stock of the Company are convertible into shares of Company Common Stock at a one-for-one conversion ratio. None of such shares of Preferred Stock will be entitled to any preference or priority of payment in connection with the Merger and the other transactions contemplated hereby, except as is set forth in the Company's Articles of Incorporation. Upon consummation of the Merger, (A) the shares of Parent Common

Stock issued in exchange for any shares of Company Capital Stock that are subject to a Company Agreement (as defined in SECTION 5.9(B) below) pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Capital Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions contained in such Company Agreement and (B) the Surviving Corporation will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Company Agreement.

                (b) NO OTHER RIGHTS OR AGREEMENTS. SECTION 5.3(B) of the Company Disclosure Letter lists (i) all of the options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights in existence as of the date of this Agreement that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other agreements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other securities of the Company, including, without limitation, any agreement or commitment obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security, right of first refusal, right to receive notification of the transactions contemplated hereby or other similar agreement or commitment with respect to the Company, or obligating the Company to make any payments pursuant to any stock based or stock related plan or award, in each case other than any rights in favor of Parent or Sub (the "STOCK RIGHTS"), (ii) the holders of such Stock Rights, (iii) and the number and class of shares of Company Capital Stock subject to such Stock Rights. As of the date of this Agreement, there are no outstanding or authorized Stock Rights other than as described above. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. The Microsoft Warrant and the Microsoft Option are not exercisable as to any underlying shares, except for any shares that are included in the definition of Aggregate Common Number. No terms relating to the vesting or exercisability of any Stock Rights or restricted shares of Company Capital Stock will be affected by the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as contemplated by this Agreement, as of the date of this Agreement there are no voting trusts, proxies, or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company, and the Company will not enter into any such agreements prior to the Closing Date to the extent that such agreements would interfere with the consummation of the Contemplated Transactions. As a result of the Merger, subject to any agreements to which Parent is a party, Parent will be the sole beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

                (c) VALID ISSUANCE. All outstanding shares of Company Capital Stock and all outstanding Stock Rights, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements in effect as of the time of grant and issuance and (ii) all requirements set forth in applicable Company Agreements in effect as of the time of grant and issuance.

            5.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will (A) violate any Legal Requirement to which the Company is subject or any provision of the Company's Articles of Incorporation or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company's Marketing Agreement with Microsoft Corporation, dated December 5, 1997, will be terminable at will by the Company after the Closing upon thirty (30) days written notice to Microsoft Corporation. The right of American Express Travel Related Services, Inc. ("AMEX") to exercise its "AMEX Exclusive Right for prospective New Company Services" pursuant to the Company's Marketing Agreement with AMEX, dated November 6, 1997, as amended by the First Amendment to Marketing Agreement, dated October 26, 1998, and the Second Amendment to Marketing Agreement effective as of October 26, 1999) shall terminate upon the Closing; PROVIDED, however, that such termination shall not (a) relate to an exclusivity with respect to a New Company Service against which AMEX has exercised its AMEX Exclusive Right prior to the Closing, or (b) terminate Amex' rights as to automatic enrollment into the Prio service whereby a consumer can be enrolled in the service and eligible for market promotions without any action on the part of the consumer and the ability to register multiple credit cards in a single instance.

            5.5 FEES. Other than fees and/or commissions payable to BancBoston Robertson Stephens Inc. and Cooley Godward LLP, the amount and value of which is set forth on SECTION 5.5 of the Company Disclosure Letter, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

            5.6 FINANCIAL STATEMENTS.

                (a) SECTION 5.6 of the Company Disclosure Letter contains the following financial statements of the Company (collectively the "FINANCIAL STATEMENTS"): (i) audited balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 1998 and 1997; and (ii) an unaudited balance sheet and statements of income and cash flows (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the ten months ended October 31, 1999 (the "MOST RECENT FISCAL PERIOD END") for the Company. The Financial Statements, (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; PROVIDED, HOWEVER, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments which will not be material individually or in the aggregate. The books of account of the Company reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Company required to be reflected therein, except for entries which are not material in value or amount.

                (b) The Closing Balance Sheet delivered pursuant to Section 9.1(q) will reflect the Company's current assets and liabilities as of the Closing Date, will be prepared in accordance with GAAP and will present fairly the current assets and liabilities of the Company as of such date, but shall not include footnotes which may be required under GAAP and shall be subject to customary year-end adjustments, which will not be material in amount or significance.

            5.7 SUBSIDIARIES. The Company does not have, and never has had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Company has not agreed and is not obligated to make, nor bound by any Company Agreement (as defined below) under which it may become obligated to make, any future investment in or capital contribution to any other entity. The Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

            5.8 TITLE TO ASSETS. The Company has good and marketable title to, or a valid leasehold interest in, or other valid right to use, the properties and assets (excluding all Company Intellectual Property, title to which is addressed in SECTION 5.14) used by it, located on its premises, shown on the balance sheet contained within the Most Recent Financial Statements (the "MOST RECENT BALANCE SHEET") or acquired after the date thereof, free and clear of all Security Interests whether absolute, contingent or otherwise, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. As of the date of this Agreement, there are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the material assets or properties of the Company (or any interest therein) except for this Agreement.

            5.9 EVENTS SUBSEQUENT TO MOST RECENT FISCAL PERIOD END. Between the Most Recent Fiscal Period End and the date of this Agreement, there has not been any change in the Business Condition of the Company that has had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, between the Most Recent Fiscal Period End and the date of this Agreement:

                (a) the Company has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

                (b) the Company has not entered into, assumed or become bound under or obligated by any written or oral agreement, contract, lease, binding understanding, instrument, note, option, warranty purchase order, license, policy or commitment (collectively a "COMPANY AGREEMENT") or extended or modified the terms of any Company Agreement which (i) involves the payment of greater than $50,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of the Company other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, or (iv) involves any license of any Company Intellectual Property;

                (c) no party (including the Company) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which the Company is a party or by which it is bound, other than in the Ordinary Course of Business and the Company has not modified, canceled or waived or settled any debts or claims held by it, other than in the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

                (d) the Company has not made any capital expenditures other than in the Ordinary Course of Business and not exceeding $150,000 in the aggregate of all such capital expenditures;

                (e) the Company has not made any capital investment in, or any loan to, any other Person, except for advance reimbursement of travel and other expenses for Company employees not in excess of $150,000 in the aggregate;

                (f) the Company has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness for borrowed money, except for indebtedness created, incurred, assumed prepaid or guaranteed in the Ordinary Course of Business not in excess of $150,000 in the aggregate;

                (g) there has been no change made or authorized in the Articles of Incorporation or bylaws of the Company;

                (h) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $50,000 in the aggregate of all such damage, destruction and losses;

                (i) the Company has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

                (j) except for advance reimbursement of travel and other expenses for Company employees not in excess of $150,000 in the aggregate, the Company has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $50,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

                (k) the Company has not entered into any employment contract with respect to any employee who is not terminable at will by the Company or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                (l) the Company has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

                (m) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit
Plan);

                (n) the Company has not made any other change in employment terms for any of its directors or officers, and the Company has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

                (o) the Company has not suffered any material adverse change or any threat of any material adverse change in its relations with, or any material loss or threat of material loss of, any of its major customers, distributors or partners;

                (p) the Company has not suffered any material adverse change or any threat of any material adverse change in its relations with, or any material loss or threat of loss of, any of its major suppliers;

                (q) the Company does not have Knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                (r) the Company has not changed in any material respect any of the accounting principles followed by it or the method of applying such principles;

                (s) the Company has not made a change in any of its banking or safe deposit arrangements;

                (t) there has not been any cancellation or modification of any insurance policy with respect to which the Company is a party, other than adjustments in premia in the Ordinary Course of Business;

                (u) the Company has not entered into any transaction other than in the Ordinary Course of Business; and

                (v) the Company has not made or changed any material Tax election, adopted or changed any material tax accounting method, or entered into any closing agreement; and

                (w) the Company has not become obligated to do any of the foregoing.

            5.10 UNDISCLOSED LIABILITIES. As of the date of this Agreement, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for those which individually or in the aggregate (i) are reflected on the Most Recent Balance Sheet, (ii) arose prior to the Most Recent Fiscal Period End in the Ordinary Course of Business and which are not in excess of $50,000 in the aggregate or (iii) have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business and which are not in excess of $50,000 individually and not in excess of $250,000 in the aggregate.

            5.11 LEGAL COMPLIANCE. The Company is in compliance with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to be in compliance has not had a Material Adverse Effect on the Company. No action, suit, or proceeding is pending, or to the Company's Knowledge, threatened against the Company by any Governmental Body alleging any failure to so comply. The Company has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of the Company as they are presently conducted.

            5.12 TAX MATTERS.

         For purposes of this Agreement, (i) "TAX" or, collectively, "TAXES", means (i) any and all federal, state, local and foreign taxes, assessments and similar governmental charges, duties, and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                (b) The Company has timely filed all reports and returns with respect to any Taxes ("TAX RETURNS") that it was required to file. All such Tax Returns were correct and complete. To the Company's Knowledge, as of the date of this Agreement, no such Tax Returns are currently the subject of audit or examination nor has the Company been notified of any request for an audit or examination. All Taxes owed by the Company (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements. The Company has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable as of the dates of such Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                (c) There is no dispute, claim or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. The Company is not a Party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does the Company have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any federal income tax return of the Company. The Company has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by the Company or any of its Affiliates with respect to any matter relating to Taxes of the Company. There are no tax liens of any kind upon any property or assets of the Company, except for inchoate liens for taxes not yet due and payable.

                (d) The Company has not filed a consent under Sec. 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a party to any tax allocation or sharing agreement, arrangement or understanding. The Company (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "AFFILIATED GROUP") filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company), (B) has no liability for the taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise and (C) is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income tax purposes. The Company has not requested or received a ruling from any taxing authority or signed a closing agreement with any taxing authority. To the Company's Knowledge, no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by such jurisdiction. The Company has constituted neither a "distributing corporation" nor a "controlled corporation" in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. All material elections made by the Company relating to Taxes are set forth in Section 5.12(d) of the Company Disclosure Letter.

                (e) The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

            5.13 PROPERTIES.

                (a) The Company does not currently own and has never previously owned any real property.

                (b) SECTION 5.13 of the Company Disclosure Letter lists and describes briefly all real property leased or subleased to the Company as of the date of this Agreement. The Company has delivered to Parent correct and complete copies of the leases and subleases (as amended to the date of this Agreement) listed in SECTION 5.13 of the Company Disclosure Letter. With respect to each lease and sublease listed in SECTION 5.13 of the Company Disclosure Letter:

                    (i) the lease or sublease is legal, valid, binding, and in full force and effect and enforceable by the Company and, to the Company's Knowledge, the other parties thereto;

                    (ii) neither the Company nor, to the Company's Knowledge, any other party thereto is in breach or default, and, to the Company's Knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (iii) neither the Company nor, to the Company's Knowledge, any other party thereto has repudiated any provision thereof;

                    (iv) to the Company's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease; and

                    (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

            5.14 INTELLECTUAL PROPERTY.

                (a) SECTION 5.14 (A) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions pending as of the date of this Agreement before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

                (b) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Based on the current facts and circumstances as of the date of this Agreement, there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company has acquired ownership of any Technology or Intellectual Property Right from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek damages with respect to the past or future infringement thereof) to the Company. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. The Company has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

                (c) The Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, Company has no Knowledge of information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any Company Registered Intellectual Property Right.

                (d) Each item of Company Intellectual Property owned by the Company is free and clear of any Security Interests except for non-exclusive licenses granted in the Ordinary Course of Business. The Company is the exclusive owner or exclusive licensee (except for any rights reserved by the licensor) of all Company Intellectual Property. Without limiting the foregoing:
(i) the Company is the exclusive owner of all registered Trademarks which are used in connection with the operation or conduct of the business of the Company in the jurisdictions in which such registered Trademarks are used, including the sale, licensing, distribution or provision of any products or services by the Company (other than third party products re-marketed or distributed by the Company); (ii) the Company owns exclusively, and has good title to, all Copyrighted Works that are products of the Company or which the Company otherwise purports to own; and (iii) to the extent that any issued Patents would otherwise be infringed by any product or services of the Company, such Patents constitute Company Intellectual Property.

                (e) As of the Closing Date, all Company Intellectual Property owned by the Company will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party, assuming that Parent and Sub are not themselves subject to such restrictions or payment obligations as of the Closing Date.

                (f) To the extent that any Technology has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, by operation of law or by valid assignment, or (ii) has obtained a license (sufficient for the conduct of its business (including the development of products and services or enhancements or extensions of products and services currently actively being developed)) to all such third party's Intellectual Property Rights in such Technology, to the fullest extent it is legally possible to do so.

                (g) With exception of (i) "shrink-wrap" licenses, or other end-user licenses for third-party software which are listed in SECTION 5.14(G) of the Company Disclosure Letter, (ii) generally available computer hardware systems and components, and (iii) Trademarks owned by the Company's partners and licensed to the Company, all Technology used in or necessary to the conduct of Company's Business was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

                (h) All employees of the Company have entered into a valid and binding written agreement with the Company sufficient to vest title in the Company of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Company.

                (i) The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, and all current and former employees, consultants and contractors of the Company have executed such an agreement. All employees have executed an agreement substantially in the forms attached hereto as SECTION 5.14(I) of the Company Disclosure Schedule; consultants and contractors who have had access to the Company confidential information or trade secrets have executed agreements prohibiting use or disclosure of such confidential information or trade secrets, subject to customary exclusions.

                (j) No person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

                (k) The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other person.

                (l) Other than inbound "shrink-wrap" and similar publicly available commercial end-user licenses, SECTION 5.14(L) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party as of the date of this Agreement by which the Company has licensed or assigned any Intellectual Property Rights to any third party or by which the Company has licensed or been assigned any third-party Intellectual Property Rights. The Company is not in breach in any material respect of nor has the Company failed to perform in any material respect under, any of the foregoing contracts, licenses or agreements and, to the Company's Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

                (m) SECTION 5.14(M) of the Company Disclosure Schedule lists all material contracts, licenses and agreements between the Company and any other person not listed on any other Section of the Company Disclosure Letter wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

                (n) To the Knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute (other than routine warranty claims) regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

                (o) The operation of the Business of the Company (including the development of products and services or enhancements or extensions of products and services currently actively being developed), including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). For purposes of this
Section 5.14(o) only, the term "Intellectual Property Right" does not include unpublished patent applications to the extent that the Company has no knowledge of such applications.

                (p) To the Company's Knowledge, no person is infringing or misappropriating any material Company Intellectual Property.

                (q) No Company Intellectual Property or product, or service or Technology of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

                (r) No (i) product, technology, or service of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

                (s) The Company Intellectual Property and the Company Intellectual Property Rights and Technology used by the Company in accordance with valid nonexclusive licenses constitute all Intellectual Property Rights (i) used in and/or necessary to the conduct of the business of the Company as it currently is conducted and (ii) used in the development of products and services or enhancements or extensions of products and services currently actively being developed, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development) of the Company.

                (t) To the Company's Knowledge, neither this Agreement nor the transactions contemplated by this Agreement, including any deemed assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either a grant to any third party of any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, the Company,
(ii) either Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company, prior to the Closing.

                (u) There are no royalties, fees, honoraria or other payments payable by the Company to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

                (v) The Company has taken all reasonable measures to ensure that its products (including products currently under development): (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"); and (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. The Company has taken all reasonable measures to ensure that all of the Company's Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's business on or after January 1, 2000. Without limiting the foregoing, the Company has (a) conducted sufficient testing and examination of all relevant components of the Company's products and Information Technology, and (ii) made all necessary inquiries of third party vendor supplying code used in the Company's products and Information Technology regarding the Year 2000 Compliance of the components supplied to the Company. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

            5.15 TANGIBLE ASSETS. The buildings, equipment, and other tangible assets that the Company owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

            5.16 OPERATION OF SERVICE. The Company has operated its online promotion and loyalty service without disruption or interruption between April 30, 1999 and the date of this Agreement (other than routine scheduled maintenance periods and minor unscheduled service interruptions which have not been material individually or in the aggregate).

            5.17 CONTRACTS. SECTION 5.17 of the Company Disclosure Letter lists the following written or oral executory contracts, agreements, commitments and other arrangements to which the Company is a party as of the date of this Agreement or by which the Company or any of its assets is bound as of the date of this Agreement:

                (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $50,000;

                (b) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company;

                (c) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000, other than agreements for the employment of any individual on a full-time, part-time, consulting or other basis;

                (d) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $50,000;

                (e) any agreement creating, or concerning the operation of, a partnership or joint venture;

                (f) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $50,000 in the aggregate or under which a Security Interest has been imposed on any of the Company's assets, tangible or intangible;

                (g) any agreement with any Company Shareholder or any of such shareholder's Affiliates (other than the Company) or with any Affiliate of the Company;

                (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees (other than stock option agreements substantially similar to the Company's standard form of stock option agreement);

                (i) any collective bargaining agreement;

                (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (other than employment agreements with respect to employees that are terminable at will by the Company without payment of any penalty or severance benefit in excess of $10,000 individually or $50,000 in the aggregate and other than consulting agreements that are terminable on notice of 90 days or less);

                (k) any agreement (other than agreements relating to expenses incurred on behalf of the Company in the Ordinary Course of Business) under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

                (l) any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by the Company;

                (m) any agreement pursuant to which the Company is obligated to provide maintenance, support or training for its services or products;

                (n) any revenue or profit participation agreement which involves aggregate annual payments of more than $10,000;

                (o) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on not more than 90 days notice (without penalty or premium);

                (p) any agreement of surety, guarantee or indemnification, other than surety or guarantee agreements entered in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $50,000, and other than indemnification agreements entered in the Ordinary Course of Business;

                (q) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                (r) any agreement obligating the Company to deliver future product enhancements or containing a "most favored nation" pricing clause;

                (s) any agreement obligating the Company to provide source code to any third party for any Company Intellectual Property;

                (t) any agreement granting an exclusive license to any Company Intellectual Property or granting any exclusive distribution rights;

                (u) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other person;

                (v) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the Ordinary Course of Business other than the agreement between the Company and BancBoston Robertson Stephens Inc. relating to the Merger, a complete copy of which has been provided to Parent); and

                (w) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000 or which is expected to continue for more than one (1) year from the date hereof.

The Company has delivered to Parent a correct and complete copy of each written agreement (as amended to date) listed in SECTION 5.17 of the Company Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in SECTION 5.17 of the Company Disclosure Letter. With respect to each such agreement: (A) the agreement, with respect to the Company and, to the Company's Knowledge, all other parties thereto, is legal, valid, binding, enforceable by each party, and in full force and effect in all respects; (B) neither the Company nor, to the Company's Knowledge, any other party is in breach or default, and to the Company's Knowledge, no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement and (C) neither the Company nor, to the Company's Knowledge, any other party has repudiated any provision of the agreement; and (D) the Company does not have any reason to believe that the obligation of the Company thereunder cannot be fulfilled in accordance with its terms and without resulting in a loss to the Company. Following the Effective Time, the Company will be permitted to exercise all of the Company's rights under such agreements to the same extent the Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing amounts or consideration which the Company would otherwise be required to pay.

            5.18 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company, all of which are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to the Company's Knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

            5.19 POWER OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

            5.20 INSURANCE. The Company has delivered to Parent copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which, as of the date hereof, the Company is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received by the Company); (B) neither the Company nor, to the Company's Knowledge, any other party to the policy is in breach or default under such policy (including with respect to the payment of premiums or the giving of notices), and, to the Company's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy;
(C) to the Knowledge of the Company, no Party to the policy has repudiated any provision thereof; and (D) there has been no failure by the Company to give any notice or present any claim under the policy in due and timely fashion. SECTION
5.20 of the Company Disclosure Letter describes any self-insurance arrangements presently maintained by the Company.

            5.21 LITIGATION. SECTION 5.21 of the Company Disclosure Letter sets forth each instance in which the Company (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
(ii) is or has been since January 1, 1997 a Party, or, to the Knowledge of the Company, is threatened to be made a Party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to give rise to a meritorious claim against the Company in the foreseeable future. No Governmental Body has at any time challenged or questioned in a writing delivered to the Company the legal right of the

Company to design, manufacture, offer or sell any of its products or services in the present manner or style thereof.

            5.22 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in
SECTION 5.22 of the Disclosure Letter, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a Party or which is otherwise binding upon the Company which has the effect of prohibiting or restricting any business or any acquisition of property (tangible or intangible) by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology (including any Company Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

            5.23 PRODUCT WARRANTY. The technologies or products licensed, sold, leased, and delivered and all services provided by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $10,000.

            5.24 EMPLOYEES. No executive, key employee, or significant group of employees has advised any executive officer of the Company that he, she or they plan to terminate employment with the Company during the next 12 months. The Company is not a Party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

            5.25 EMPLOYEE MATTERS AND BENEFITS.

                (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in SECTION 5.25(A)(I) below (which definition shall apply only to this SECTION 5.25), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                    (ii) "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto;

                    (iii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement which is in effect and pursuant to which the Company has continuing obligations as of the date of this Agreement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or would reasonably be expected to have any liability or obligation;

                    (iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                    (v) "DOL" shall mean the Department of Labor;

                    (vi) "EMPLOYEE" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

                    (vii) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee which is in effect and pursuant to which the Company has continuing obligations as of the date of this Agreement;

                    (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974,as amended;

                    (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                    (x) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                    (xi) "IRS" shall mean the Internal Revenue Service;

                    (xii) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                    (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                    (xiv) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                (b) SCHEDULE. SECTION 5.25(B) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. As of the date of this Agreement, the Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

                (c) DOCUMENTS. The Company has provided or made available to
Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter, in each case since January 1, 1997; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan (ix) all COBRA forms and related notices since January 1, 1997; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xi) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                (d) EMPLOYEE PLAN COMPLIANCE. The Company is not in default or violation of any Company Employee Plan, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan. Neither the Company nor any of its Affiliates, and, to the Company's Knowledge, no other party in interest has entered into a "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses and obligations). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                (e) PENSION PLAN. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                (f) MULTIEMPLOYER PLANS. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

                (g) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by applicable Legal Requirements.

                (h) COBRA ETC. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Heath and Cancer Rights

Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

                (i) EFFECT OF TRANSACTION.

                    (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events contemplated by this Agreement) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                    (ii) Except as set forth on SECTION 5.25(I) of the Company Disclosure Letter, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

                (j) EMPLOYMENT MATTERS. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, reasonably anticipated or to the Company's Knowledge, threatened claims or actions against the Company under any worker's compensation policy or long-term disability policy.

                (k) LABOR. No work stoppage or labor strike against the Company is pending, reasonably anticipated, or, to the Knowledge of the Company, threatened. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Employees. There is no litigation pending relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company, and the Company has no Knowledge of any threatened litigation of such nature which would reasonably be expected to result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                (l) INTERNATIONAL EMPLOYEE PLAN. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

            5.26 GUARANTIES. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

            5.27 ENVIRONMENT, HEALTH, AND SAFETY.

                (a) For purposes of this Agreement, the following terms have the following meanings:

                "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms are defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 ET SEQ., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.



                "EXTREMELY HAZARDOUS SUBSTANCE" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 ET seq., as amended.

                "HAZARDOUS MATERIAL" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

                (b) The Company (A) has complied with applicable Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required to be obtained by the Company under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables applicable to the Company which are contained in the Environmental, Health, and Safety Laws.

                (c) The Company has not taken any action that would reasonably be expected to give rise to any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and the Company has not handled or disposed of any Hazardous Materials or Extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that would reasonably be expected to give rise to any material liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                (d) No Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of the Company during the time the Company used such properties and equipment.

                (e) No Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of the Company in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

            5.28 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. To the Company's Knowledge, neither shareholders of the Company holding 5% or more of the Company Capital

Stock, nor any director or officer of the Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that the Company's primary business.

            5.29 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Permit Application (as defined in SECTION 7.6 below) at the time it is filed or
(ii) the S-4 (as defined in SECTION 7.7 below) at the time it is filed or at the time it becomes effective under the Securities Act, or (iii) the proxy statement relating to the meeting of the Company Shareholders to be held in connection with the Merger pursuant to SECTION 7.8 below (the "PROXY STATEMENT"), at the date mailed to shareholders of the Company and at the time of the meeting the Company Shareholders to be held in connection with the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Sub which is contained in or omitted from any of the foregoing documents.

            5.30 NO ADVERSE DEVELOPMENTS. To the Knowledge of the Company, as of the date of this Agreement, there is no development (exclusive of general economic factors affecting business in general or the Internet sector in particular) or threatened development affecting the Company (or affecting customers, suppliers, employees, and other Persons which have relationships with the Company) that (i) is having or is reasonably likely to have a Material Adverse Effect on the Company, or (ii) would prevent the Surviving Corporation from conducting the business of the Company's primary customer incentives business following the Closing in the manner in which it was conducted by the Company prior to the Closing.

            5.31 FULL DISCLOSURE. No representation or warranty in this SECTION 5 or in any document delivered by the Company or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement (other than representations or warranties of third parties contained in such documents, statements, lists, certificates or instruments, as to which the Company makes no representation or warranty), when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. The Company has delivered to Parent true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Company Disclosure Letter.

         6. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company that the statements contained in this
Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 6).

            6.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Parent and Sub are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a material adverse effect on the current business, financial condition and results of operations and assets of Parent. Parent and Sub have full corporate power and authority, and have all necessary licenses and permits, to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

            6.2 AUTHORIZATION. Parent and Sub have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are parties, and to consummate the Contemplated Transactions and to perform their obligations hereunder and thereunder, and no other proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are parties. This Agreement and the Ancillary Agreements to which they are parties and the Contemplated Transactions have been approved by Parent's and Sub's Board of Directors. The consummation of the Contemplated Transactions does not require the approval or consent of the shareholders of Parent. This Agreement and the Ancillary Agreements to which they are parties constitute the valid and legally binding obligations of Parent and/or Sub, enforceable against Parent and/or Sub in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) the filing of the Agreement of Merger with the Secretary of State of the State of California, and (iii) any applicable filings required under the HSR Act, neither Parent nor Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the Contemplated Transactions.

            6.3 CAPITALIZATION.

                (a) As of September 30, 1999 the authorized capital stock of Parent consisted of (i) 15,000,000 shares of Preferred Stock, $0.0001 par value, none of which was issued or outstanding, and (ii) 200,000,000 shares of Common Stock, $0.0001 par value, of which 48,196,722 shares were issued and outstanding. All of the outstanding shares of Parent's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except set forth in this SECTION 6.3 or as described in the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent.

                (b) The shares of Parent Common Stock to be issued pursuant to
SECTION 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof in accordance with this Agreement and the Agreement of Merger will be validly issued, fully paid and nonassessable.

            6.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the consummation of the Contemplated Transactions, will (A) violate any Legal Requirements of any Governmental Body, or court to which Parent or Sub is subject or any provision of their respective charters or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Sub is a party or by which either is bound or to which any of their assets is subject which is required to be filed as an exhibit to the Parent SEC Reports.

            6.5 SEC FILINGS. Parent has filed all forms, reports and documents required to be filed with the SEC since December 31, 1998, and has heretofore made available to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) its Quarterly Report on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999, (iii) the proxy statement relating to Parent's annual meeting of stockholders held on May 24, 1999 and (iv) its Current Reports on Form 8-K dated July 15, 1999, August 16, 1999, September 27, 1999 and October 14, 1999 and (v) any other report or registration statements filed by it with the SEC since December 31, 1998 (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act (if applicable, and the Securities Exchange Act of 1934, as amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") have been prepared in accordance with the published rules and regulations of the SEC applicable thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and to normal audit adjustments which will not be material in amount). The shares of Parent Common Stock issuable upon exercise of the options to be issued in respect of outstanding options to purchase Company Capital Stock at the Effective Time have been or will be registered pursuant to an effective registration statement on Form S-8.

            6.6 BROKERS' FEES. Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

            6.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Permit Application, at the time it is filed, (ii) the S-4, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act or (iii) the Proxy Statement at the date mailed to the Company Shareholders and at the time of the meeting of the Company Shareholders to be held in connection with the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.

         7.PRE-CLOSING COVENANTS. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time:

            7.1 GENERAL. Each of the Parties will use reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (including satisfaction, but not waiver, of the closing conditions set forth in SECTION 9 below).

            7.2 NOTICES AND CONSENTS. The Company will give any notices to third parties and will use reasonable efforts to obtain any third party consents that are required in connection with the matters identified in SECTION 5.4 of the Company Disclosure Letter or otherwise required in connection with the Merger so as to preserve all material rights of or benefits to the Company. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Bodies in connection with the matters identified in SECTION 5.4 of the Company Disclosure Letter or as otherwise required in connection with the Merger.

            7.3 OPERATION OF BUSINESS. The Company will (a) conduct its business only in the Ordinary Course of Business, (b) use reasonable efforts to (i) preserve intact the current business organization of the Company, (ii) keep available the services of the current officers, employees, and agents of the Company, and (iii) maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company, (c) confer with Parent concerning operational matters of a material nature, (d) not hire or engage any new employee with an annual base salary in excess of $100,000 or contractor under a contract that is not terminable on notice of 90 days or less, or enter into any binding commitment to do so, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed and (e) otherwise report periodically to Parent concerning the status of the business, operations, and finances of the Company. The Company will not, without the prior consent of Parent, (A) issue any Company Capital Stock or Stock Rights (other than issuance of Company Capital Stock upon exercise or conversion of the Stock Rights set forth on Section 5.3(b) of the Company Disclosure Letter, in accordance with the terms thereof), (B) grant any registration rights, (C) purchase, redeem, retire, or otherwise acquire any shares of any Company Capital Stock or (D) declare or pay any dividend or other distribution or payment in respect of shares of Company Capital Stock. In addition, except as otherwise expressly permitted or contemplated by this Agreement, the Company will not, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in SECTIONS 5.9 (A), (B), (C), (D), (E), (F), (G), (I), (J), (K), (M), (N), (T),
(U), (V) AND (W) is likely to occur. For avoidance of doubt, nothing in this
Section 7.3 or elsewhere in this Agreement shall prohibit the Company from paying all or a portion of the Advisory Fees prior to the Closing. Notwithstanding the foregoing, the Company may, to the extent required to finance the Company's continued operations, raise additional equity capital in an amount of up to $6 million through the sale of shares of its Common Stock or an existing series of Preferred Stock to existing shareholders of the Company prior to the Closing Date; PROVIDED, HOWEVER, (i) that any such sale is effected on "arm's length" terms at the fair market value of the Common Stock or Preferred Stock as of the date of sale (taking into account the pendency of the Merger), and (ii) that any such sale is effected pursuant to agreements in a form reasonably satisfactory to Parent.

            7.4 ACCESS TO INFORMATION. Each of the Company and Parent will permit the other Party and its Representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations (subject, in the case of Parent, to compliance with applicable securities laws). Neither such access, nor any investigation by any Party and its Representatives, shall in any way diminish or otherwise affect such Party's right to rely on any representation or warranty made by the other Parties hereunder.

            7.5 NOTICE OF DEVELOPMENTS. Each of the Company and Parent will use reasonable efforts to give prompt written notice to the other Party of any material development causing a breach of any of its own representations and warranties in SECTION 5 or SECTION 6 above, as the case may be. Without limiting the foregoing, the Company will provide prompt notice to Parent of any cancellation, nonrenewal, or modification of any insurance policy with respect to which the Company is a party or a named insured or beneficiary. No disclosure pursuant to this SECTION 7.5, however, shall be deemed to amend or supplement the Company Disclosure Letter, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            7.6 FAIRNESS HEARING. As promptly as reasonably practicable follow-ing the execution of this Agreement, the Company shall prepare a Proxy Statement, Parent shall prepare all other necessary documents and Parent shall file an application (the "PERMIT APPLICATION") to obtain a permit (a "California Permit") from the Commissioner of Corporations of the State of California (after a hearing before such Commissioner or its designee) pursuant to Section 25121 of the California Corporate Securities Law of 1968, so that the issuance of Parent Common Stock in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the "SECURITIES ACT"). Each Party shall provide the documents it has prepared to the other Party and its counsel for review and comment (and shall make such changes thereto as are reasonably requested by such other Party and its counsel) prior to filing such documents with the Commissioner. Parent and the Company will respond to any comments from the California Department of Corporations and use their reasonable efforts to have the California Permit granted as soon as practical after such filing. The Company shall cooperate with Parent, and provide information to Parent, in connection with Parent's application for the California Permit. As promptly as practical after the date of this Agreement, Parent shall prepare and make such filings as are required under applicable Blue Sky laws relating to the transactions contemplated by this Agreement. The Company shall cooperate with Parent, and provide information to Parent, in connection with filings made by Parent under applicable Blue Sky laws.

            7.7 FORM S-4 REGISTRATION. In the event that it is established to the reasonable satisfaction of Parent and the Company that a California Permit will not be obtainable with respect to the Merger, or that the shares of Parent Common Stock issuable in the Merger may otherwise not be issued in reliance on
Section 3(a)(10) of the Securities Act, then the Company shall promptly prepare a Proxy Statement, and Parent shall promptly prepare and file with the SEC a registration statement on Form S-4 (the "S-4") in accordance with applicable provisions of the Securities Act. Each of Parent and the Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as soon as practical after such filing. Parent shall cooperate with the Company, and provide information to Company, in connection with the preparation of the Proxy Statement.

            7.8 SHAREHOLDER APPROVAL. As promptly as practicable after the issuance of the California Permit or effectiveness of the S-4, as the case may be, the Company shall take all actions necessary in accordance with California Law and its Articles of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") to consider and vote upon a proposal to approve the principal terms of the Merger. Unless so doing will cause the Board of Directors to violate its fiduciary duties under applicable law, the Board of Directors will unanimously recommend approval of the proposal to approve the principal terms of the Merger by the Company Shareholders, and will not withdraw or modify such recommendation or recommend or endorse in any manner any alternative Acquisition Proposal (as defined in SECTION 7.9). The Company shall use reasonable efforts to solicit and obtain at or in advance of such meeting the voting proxies from its shareholders sufficient to approve the principal terms of the Merger and to enable the Closing to occur as promptly as practicable. Each Company Shareholder voting such Company Shareholders' shares of Company Capital Stock, regardless of whether such Company Shareholder elects to vote such shares in person at the Company

Shareholders Meeting, shall be required to provide a proxy which shall contain representations or acknowledgments reasonably acceptable to Parent, for the benefit of the Company and Parent, regarding such Shareholder's ownership of Company Capital Stock, receipt of information, contribution to the Escrow Fund and appointment of the Shareholder Agent. The Company will cause the Proxy Statement to be prepared and submitted to the Company Shareholders in accordance in all material respects with all applicable laws and regulations. The materials submitted to the Company Shareholders shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company regarding the Merger and this Agreement. The Company shall deliver to Parent, concurrently with the execution of this Agreement, executed Voting Agreements from holders with beneficial ownership of (i) a majority of the outstanding shares of each series of Company Preferred Stock and (ii) a majority of the outstanding shares of Company Common Stock. The Company shall provide the Proxy Statement to Parent and its counsel for review and comment (and shall make such changes thereto as are reasonably requested by Parent or its counsel), prior to providing the Proxy Statement to the Company Shareholders.

            7.9 NO SOLICITATION.

                (a) From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement pursuant to SECTION
11.1 hereof, the officers and directors of the Company shall not, and, the Company shall instruct its investment bankers and financial advisors not to directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below), from any Person, or engage in any discussion or negotiations relating thereto or enter into any agreement with any Person providing for or contemplating any Acquisition Proposal.

                (b) The Company shall immediately cease and terminate any exist-ing solicitation, initiation, encouragement, activity, discussion or negotiation with any Party or Parties conducted heretofore by the Company, or its Representatives with respect to any Acquisition Proposal. The Company shall notify Parent orally and in writing of any Acquisition Proposal and any amendments thereto with respect to the Company or any other transaction, the consummation of which would reasonably be expected to prevent or materially interfere with or materially delay the Merger (including the material terms and conditions of any such Acquisition Proposal and the identity of the Person making it and any subsequent modifications thereto), promptly, but in any event within 48 hours, after receipt by the Company. The Parties agree that irreparable damage would occur in the event that the provisions of this SECTION
7.9 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Company that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this SECTION 7.9 and to enforce specifically the terms and provisions hereof in any court of the United

States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

                (c) As used in this SECTION 7.9, "ACQUISITION PROPOSAL" shall mean:

                    (i) a bona fide proposal or offer for a merger, consolida-tion or other business combination involving an acquisition of the Company or any asset of the Company which is necessary to conduct the primary customer incentives business of the Company as presently conducted; or

                    (ii) any proposal to acquire in any manner any of the Company's Capital Stock (other than upon the exercise of Company Options outstanding on the date hereof and listed in SECTION 5.3(B) of the Company Disclosure Letter).

                (d) Notwithstanding anything to the contrary contained in this
SECTION 7.9 or elsewhere in this Agreement, neither the Company nor any Representative of or to the Company shall be deemed to be in breach of this
SECTION 7.9 if promptly after any Person indicates an interest in the possibility of an Acquisition Proposal, the Company informs such Person that due to contractual restrictions, the Company cannot discuss any Acquisition Proposal with such Person as long as such contractual restrictions exists.

            7.10 REGULATORY FILINGS. As soon as may be reasonably practicable, Parent and the Company each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and Report Forms relating to the transactions contemplated herein to the extent that such forms are required to be filed in connection with the Contemplated Transactions, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by Parent and the Company. Parent and the Company each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which Parent and the Company may reasonably deem appropriate.

            7.11 POOLING ACCOUNTING. Parent and the Company shall each use their Best Efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall not, and shall use their Best Efforts to cause its Affiliates not to, take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. Each of Parent and the Company will use its Best Efforts to cause its independent auditors to issue the respective letters called for pursuant to
SECTION 9.1(O) hereof.

            7.12 AFFILIATE AGREEMENTS. SECTION 7.12 of the Company Disclosure Letter sets forth those Persons who, in the Company's reasonable judgment, are or may be Affiliates of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement if possible (and in any case prior to the Closing Date) from each of the Affiliates of the Company, an executed Affiliate Agreement. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

            7.13 CONFIDENTIALITY. Each of the Parties hereto hereby agrees to keep such information or Knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential, in accordance with the Confidentiality Agreement dated September 10, 1999 between Parent and the Company and subject to the conditions and exceptions contained therein. In this regard, the Company acknowledges, and will instruct its and its employees and agents with access to confidential information of Parent, that Parent's Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to, and will instruct its employees and agents with access to Parent's confidential information not to, engage in any transactions in Parent's Common Stock in violation of applicable insider trading laws.

            7.14 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under U.S. Treasury Regulation Section 1.1445-2(c)(3).

            7.15 CHANGES IN SECURITIES HOLDER INFORMATION. The Company will provide Parent prior to the Closing Date with a written accounting of any changes to the information set forth in SECTION 5.3(A) of the Company Disclosure Letter which occur following the date of this Agreement and prior to the Closing Date.

            7.16 RETENTION BONUS. Parent acknowledges and agrees that the Company is adopting the Employee Retention Plan attached to this Agreement as
Schedule 7.16, providing for certain cash payments to employees of the Company (the "Retention Bonuses"). The aggregate amount of all commitments made by the Company for Retention Bonuses will not exceed $7,200,000.

            7.17 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other reasonable acts and things as may be necessary or desirable for effecting completely the consummation of the Contemplated Transactions.

         8. POST-CLOSING COVENANTS. With respect to the period following the Effective Time:

            8.1 GENERAL. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under SECTION 10.2 below).

            8.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time involving the Company or (B) arising out of Parent's operation of the business of the Surviving Corporation following the Effective Time in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under SECTION 10.2 below).

            8.3 TAX FREE REORGANIZATION. It is the intent of the parties to this Agreement that this Merger qualifies as a tax-free reorganization under Section 368(a) of the Code, and each of Parent, Sub, the Company and the Surviving Corporation covenants and agrees not to take any actions inconsistent with such intent and agrees to use best efforts to cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code. Each of Parent, Sub, the Company and the Surviving Corporation agrees not to take any action from and after the Effective Time that could reasonably be expected to cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code. This
Section 8.3 shall survive the consummation of the Merger at the Effective Time.

            8.4 EMPLOYEE BENEFITS. Subject to any applicable legal, regulatory or contractual limitations, Parent shall take all actions as are necessary to allow employees of the Company who continue their employment with the Surviving Corporation or who become employees of Parent or any subsidiary of Parent to participate in the benefit programs of Parent to the same extent as similarly situated employees of Parent, without undue delay after the Effective Time. Without limiting the generality of the foregoing, (i) subject to any applicable legal, regulatory or contractual limitations, to the extent that any employee of the Company becomes eligible to participate in any employee benefit plan of Parent after the Effective Time, Parent, the Surviving Corporation and their subsidiaries shall credit such employee's service with the Company, to the same extent as such service was credited under the similar employee benefit plans of the Company immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan of Parent, and (ii) to the extent permitted by such employee benefit plan of Parent and applicable law, Parent, the Surviving Corporation and their subsidiaries shall waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan of Parent and shall provide each such employee with credit for any co-payments previously made and any deductibles previously satisfied. It is understood that it shall be a condition of continued employment with the Surviving Corporation or Parent that each employee of Company execute and deliver to Parent a Non-Disclosure, Invention Release and Non-Competition Agreement in Parent's standard form attached hereto as Exhibit G.

            8.5 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                (a) For a period of three years from the Closing Date, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor all rights to indemnification existing in favor of the current directors and officers of the Company, as provided in the Company's Articles of Incorporation and Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and such directors and officers listed in SECTION 8.5 of the Company Disclosure Letter, complete and correct copies of which have been provided to Parent.

                (b) For three years after the Effective Time, Parent shall main-tain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with scope and coverage similar to Parent's existing directors' and officers' liability insurance coverage; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by the Company for such insurance, and provided, further, that if the annual premium of such insurance coverage exceeds such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                (c) All expenses, including attorneys' fees, which may be incurred by any Party in connection with any action to enforce the indemnity and other obligations provided for in this SECTION 8.5 shall be paid by the prevailing party in such action. The officers and directors of the Company shall execute and deliver to Parent a letter acknowledging and agreeing to the foregoing as a condition to any obligation of Parent or the Surviving Corporation under this SECTION 8.5.

                (d) This SECTION 8.5 shall survive the consummation of the transactions contemplated hereby, is intended to benefit and may be enforced by the directors and officers of the Company, and shall be binding on all successors and assigns of Parent and the Company.

            8.6 ANNOUNCEMENT OF OPERATING RESULTS. Parent will issue a press release (the "EARNINGS RELEASE") setting forth the combined operating results of Parent and the Surviving Corporation for a period which includes the thirty (30) calendar days immediately following the Closing Date (the "MEASUREMENT PERIOD"). In the event that the Measurement Period ends within the first or second month of Parent's fiscal quarter, then such Release shall be issued within three (3) weeks after the end of the calendar month in which the Measurement Period ends. In the event that all or a portion of the Measurement Period falls within the third month of Parent's fiscal quarter, then Parent shall use its best efforts to issue such Release within thirty (30) days after the end of such fiscal quarter. Notwithstanding the foregoing, Parent shall be under no obligation to issue an Earnings Release during the periods specified above in the event that Robert Plaschke is an officer of the Surviving Corporation and fails to provide to Parent on a timely basis the requisite financial statements of the Surviving Corporation necessary to prepare the combined financial statements of Parent and the Surviving Corporation.

         9. CONDITIONS TO OBLIGATIONS TO CLOSE.

            9.1 CONDITIONS TO PARENT'S AND SUB'S OBLIGATION TO CLOSE. The obligations of Parent and Sub to consummate the transactions to be consummated by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES.

                    (i) The representations and warranties set forth in SECTION 5 above shall be accurate as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) any inaccuracies in such representations and warranties that do not and are not reasonably expected to, in the aggregate, result in Losses (as such term is defined in Section 10.2 below) in excess of $500,000 to Parent shall be disregarded, (B) any inaccuracies in such representation and warranties with respect to which an Additional Escrow Amount has been contributed into to the Escrow Fund in accordance with SECTION 3.9(b)(i) hereof shall be disregarded, and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded);

                    (ii) The representations and warranties set forth in SECTION 5 above shall be accurate on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date except as, in each case or in the aggregate, does not constitute a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded);

                (b) COVENANTS. The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

                (c) CONSENTS. The Company shall have exerted its Best Efforts to procure all of the third party consents with respect to all leases and sub-leases of real property specified in SECTION 5.4 of the Company Disclosure Letter which remain in effect as of the Closing.

                (d) NO ACTIONS. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially the right of Parent to control the Company following the Effective Time, or (D) affect materially the right of Parent or the Company to operate the Company's primary customer incentives business and own the assets required for therefor, including without limitation its Intellectual Property relating to such business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused, or would reasonably be expected to cause, any of the effects under clause (A), (B), (C), or (D) of this SECTION 9.1(D) to occur.

                (e) CERTIFICATES. The Company shall have delivered to Parent a certificate executed on behalf of the Company by its President and
Secretary to the effect that each of the conditions specified above in SECTION 9.1(A) to 9.1(D) (inclusive) is satisfied in all respects.

                (f) GOVERNMENTAL AUTHORIZATIONS. The Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in SECTION 5.4, SECTION 7.2 or SECTION 7.10 above or disclosed in a corresponding section in the Company Disclosure Letter, the lack of which would have a Material Adverse Effect on the Company or Parent, render the Merger or the Contemplated Transactions unlawful, or materially affect the right of Parent or the Surviving Corporation to own the Company's assets (including without limitation its Intellectual Property) and to operate the Company's business, and, if applicable, the applicable notification period under the HSR Act shall have expired or been terminated.

                (g) EMPLOYMENT AGREEMENTS. Ashok Narasimhan shall continue to serve as a full-time employee of the Company, and the Employment Agreement between Parent and Mr. Narasimhan executed and delivered concurrently herewith shall remain in full force and effect.

                (h) NON-COMPETITION AGREEMENTS. Ashok Narasimhan shall have executed and delivered to Parent a Non-competition Agreement in substantially the form attached hereto as EXHIBIT C, and such Non-competition Agreements shall be in full force and effect.

                (i) LEGAL OPINION. Parent shall have received from Cooley Godward, LLP, counsel to the Company, an opinion in form and substance substantially as set forth in EXHIBIT H attached hereto, addressed to Parent, and dated as of the Closing Date.

                (j) TAX OPINION. Parent and the Company shall each have received written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, P.C., and Cooley Godward LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reor-ganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinion, and counsel shall be entitled to rely on such representations;

                (k) SHAREHOLDER VOTE. The principal terms of the Merger shall have been approved by the vote of Persons holding at least 80% of the outstanding shares of Company Common Stock and at least 80% of the outstanding shares of Company Preferred Stock (all series of which shall vote together as a single class) as of the record date for Persons entitled to vote with respect to the Merger, and holders of not more than 10% of Company Capital Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger;

                (l) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event having a Material Adverse Effect on the Company since the Most Recent Fiscal Period End.

                (m) RESIGNATION OF DIRECTORS. Each of the directors of the Company shall have resigned.

                (n) VOTING AGREEMENTS AND AFFILIATE AGREEMENTS. The Voting Agreements and the Affiliate Agreements executed and delivered to Parent by each of the Affiliates of the Company shall remain in full force and effect;

                (o) OPINION OF ACCOUNTANTS. Parent shall have received a letter from Deloitte & Touche L.L.P. dated within two (2) business days prior to the Closing Date, regarding its concurrence with Parent's management's conclusions as to the appropriateness and applicability of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement, and Parent shall have received a letter from KPMG LLP dated within two (2) business days prior to the Closing Date, regarding KPMG LLP's concurrence with the Company's management's conclusion that the Company is eligible to be acquired in a Pooling of Interests;

                (p) RELEASES. Each officer of the Company shall have executed and delivered a Release in substantially the form attached hereto as EXHIBIT I.

                (q) CLOSING BALANCE SHEET. The Company shall have delivered to Parent a statement of projected current assets and current liabilities of the Company dated as of the Closing Date (the "CLOSING BALANCE SHEET"), accompanied by a letter executed, on behalf of the Company, by the President and the Chief Financial Officer of the Company certifying that such Closing Balance Sheet represents a good faith best estimate of such current assets and current liabilities as of the Closing Date.

                Parent may waive any condition (in whole or in part) specified in this SECTION 9.1 if it executes a writing so stating at or prior to the Closing.

            9.2 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to consummated the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in SECTION 6 above shall be accurate as of the date of this Agreement, and shall be accurate on and as of the Closing Date except, (A) for purposes of the foregoing, any inaccuracies which do not in each case, or in the aggregate, constitute a material adverse effect on the current business, financial condition and results of operations and assets of Parent shall be disregarded, and (B) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been accurate (subject to the qualifications set forth in the preceding clause (A)) as of such particular date).

                (b) COVENANTS. Parent and Sub shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

                (c) NO ACTIONS. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused, or is reasonably expected to cause, any of the effects under clause (A) or (B) of this Section 9.2(c) to occur.

                (d) CERTIFICATE. Parent shall have delivered to the Company a certificate executed on behalf of Parent by its President or other duly authorized officer to the effect that each of the conditions specified above in
SECTION 9.2(A) to 9.2(C) (inclusive) is satisfied in all respects.

                (e) LEGAL OPINION. The Company shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent an opinion in form and substance substantially as set forth in EXHIBIT J attached hereto, addressed to the Company Shareholders, and dated as of the Closing Date.

                (f) TAX OPINIONS. Parent and the Company shall each have received written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, P.C., and Cooley Godward LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinion, and counsel shall be entitled to rely on such representations;

                (g) SHAREHOLDER VOTE. The principal terms of the Merger shall have been approved by the vote of Persons holding a majority of the outstanding shares of Company Common Stock and a majority of the outstanding shares of Company Preferred Stock (all series of which shall vote together as a single class) as of the record date for Persons entitled to vote with respect to the Merger;

                (h) ISSUANCE OF PERMIT OR REGISTRATION. The California Permit shall have been issued, or the shares of Parent Common Stock issuable in connection with the Merger shall have been registered pursuant to an effective registration statement under the Securities Act.

                (i) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event having a material adverse effect on the current business, financial condition and results of operations and assets of Parent since September 30, 1999, it being understood that a decline in the market price of the Parent Common Stock shall not, in and of itself, be considered a material adverse effect.

                (j) NASDAQ LISTING. The shares of Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

            The Company may waive any condition (in whole or in part) specified in this SECTION 9.2 if it executes a writing so stating at or prior to the Closing.

         10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNITY; ESCROW.

            10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants of the Company contained in this Agreement to be performed prior to the Effective Time, and all representations and warranties of the Company contained in this Agreement or in any instrument delivered by the Company pursuant to this Agreement, shall survive the Merger for a period ending on the earlier of (i) one (1) year from the Effective Time or (ii) the date of the auditor's report for the first audit of Parent's financial statements that include combined results of Parent and the Company (the "Indemnity Period"). All covenants of Parent to be performed prior to the Effective Time, and all representations and warranties of Parent in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided however, that in the event that the shares of Parent Common Stock issuable pursuant to the Merger are issued in reliance on Section 3(a)(10) of the Securities Act, then such covenants, representations and warranties shall survive until the end of the Indemnity Period, and provided further that in the event that such covenants, representations and warranties survive the Closing, they shall be deemed to have been made to and for the benefit of the Company Shareholders.

            10.2 ESCROW ARRANGEMENTS.

                (a) INDEMNITY; ESCROW FUND.

                    (i) From and after the Closing Date, the Company Share-holders, pro rata based on the Parent Common Stock deposited in the Escrow Fund on behalf of the Company Shareholders, agree to indemnify and hold Parent and its Representatives and Affiliates (including the Company) (collectively, the "INDEMNIFIED PERSONS") from and harmless against all claims, losses, liabilities, damages, deficiencies, costs, expenses (including reasonable attorneys' fees and expenses of investigation) and diminution in value (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by the Indemnified Persons directly or indirectly as a result of (A) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement (as modified by the Company Disclosure Letter) or in any instrument delivered by the Company pursuant to this Agreement, or (B) any failure by the Company to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by the Company prior to the Closing. The Escrow Fund shall be available to compensate the Indemnified Persons for such Losses. Company Shareholders shall not have any right of contribution from Parent with respect to any Loss claimed by Parent. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration. Nothing in this SECTION 10.2 shall limit the liability of the Company for any breach of a covenant, representation or warranty if the Merger is not consummated.

                    (ii) As soon as practicable after the Effective Time, shares of Parent Common Stock which comprise the Escrow Amount, without any act of any Company Shareholder, will be deposited with Chase Manhattan Bank and Trust Company N.A., as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. The Escrow Agent shall not be responsible for confirming that the shares contributed to the Escrow Fund comprise the Escrow Amount or that the portion contributed on behalf of each Company Shareholder is in the proper proportion, which determination shall be made by Parent.

                    (iii) Notwithstanding anything contained herein to the con-trary, other than as set forth in the last sentence of this paragraph, the Company Shareholders shall not have any liability or obligation to indemnify or hold harmless any Indemnified Person for any Losses unless and until Losses are incurred which would be indemnifiable under SECTION 10.2(A) above but for the provisions of this SECTION 10.2(A)(III) in an amount equal to or exceeding $500,000 in the aggregate (the "BASKET AMOUNT"). At such time as Losses which meet the foregoing threshold have been incurred and would be indemnifiable under SECTION 10.2(A) above but for the provisions of this SECTION 10.2(A)(III), Parent and Sub shall be entitled to indemnification for all Losses, which would be indemnifiable under SECTION 10.2(A), including the Basket Amount. Notwithstanding the foregoing, in the event of any Loss incurred as a result of any inaccuracy or breach of the representations and warranties of the Company contained in Section 5.6(b) hereof or any Officer Claim Loss (as defined in SECTION 3.9(B) hereof), the Company Shareholders shall be required to indemnify and hold harmless the Indemnified Persons for such Loss without regard whether aggregate Losses exceeding the foregoing Basket Amount have been incurred.

                (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall remain in existence during the period beginning on the Closing Date and ending upon expiration of the Indemnity Period (the "ESCROW PERIOD"). At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from Escrow to the Company Shareholders in an amount equal to the Escrow Amount less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to Parent and the other Indemnified Persons pursuant to this SECTION 10 and
(ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgment of Parent, subject to the reasonable objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner provided in SECTION 10.2(F) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved, i.e. until the Losses subject to such claims have been determined, or it is ascertained with reasonable certainty that no such Losses will result. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of Parent and the Shareholder Agent or the written decision of the arbitrators as described in SECTION 10.2(F)), the Escrow Agent shall deliver to the Company Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Indemnified Persons or to Company Shareholders pursuant to this SECTION 10.2(B) and SECTION 10.2(D)(III) shall be made in proportion to the respective original contribution to the Escrow Fund, by or on behalf of the Company Shareholders, as calculated by the Shareholder Agent and delivered to the Escrow Agent in writing.

                (c) PROTECTION OF ESCROW FUND. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                (d) DISTRIBUTIONS; VOTING; CLAIMS UPON ESCROW FUND.

                    (i) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund, shall be added to the Escrow Fund and become a part thereof. Any cash dividends paid on Parent Common Stock in the Escrow Fund, shall be paid to the Persons who, prior to the Merger, were Company Shareholders in accordance with their respective contributions to the Escrow Fund. New Shares issued in respect of any shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

                    (ii) Each person who, prior to the Merger, was a Company Shareholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such Company Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock) so long as such shares of Parent Common Stock or other voting securities are held in the Escrow Fund.

                    (iii) If the Escrow Agent receives at any time on or before the last day of the Escrow Period a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent or its Affiliates has incurred and paid or properly accrued Losses, or reasonably anticipates that it will have to pay or accrue Losses that are indemnifiable under SECTION 10.2(A),
(B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date on which each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related and a brief summary of the facts underlying such claim to the extent known to Parent, and (C) indicating the number of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, then the Escrow Agent shall, subject to the provisions of SECTIONS 10.2(A)(III) and 10.2(E) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses.

                    (iv) For the purposes of determining the number of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, the shares of Parent Common Stock shall be valued at the closing price of the Parent Common Stock as reported in the Wall Street Journal on the Nasdaq National Market on the Closing Date.

                (e) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent, and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to Parent of any Escrow Amount specified in such Officer's Certificate unless the Escrow Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer's Certificate and SECTION 10.2(D) hereof, provided that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                (f) RESOLUTION OF CONFLICTS; ARBITRATION.

                    (i) In case the Shareholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate within 30 days after delivery to the Shareholder Agent of such Officer's Certificate, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both the Shareholder Agent and Parent and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

                    (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Agent may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both the Shareholder Agent and Parent agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Agent. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Shareholder Agent cannot mutually agree on one arbitrator, Parent and the Shareholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed forty-five (45) days and establish procedures designed to limit the cost and time for discovery while allowing the Shareholder Agent and Parent an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the Shareholder Agent and Parent, and notwithstanding anything in SECTION 10.2(E) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). In the event that the Escrow Agent has not received evidence of resolution under SECTION 10.2(F)(I) or this SECTION 10.2(F)(II), the Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

                    (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in King County, Washington, under the rules then in effect of the American Arbitration Association. Each party to any arbitration pursuant to this SECTION 10.2(F) shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by Parent, on the one hand and the Company Shareholders, on the other. Neither the expenses that the Shareholder Agent incurs in the course of any arbitration pursuant to this SECTION 10.2(F) nor the Shareholder Agent's portion of the fees of the arbitrators or the administrative fees for the American Arbitration Association shall be deducted from any amounts held in the Escrow Fund.

                (g) SHAREHOLDER AGENT; POWER OF ATTORNEY.

                    (i) In the event that the Merger is approved by the Company Shareholders, effective upon such approval, and without any further act of any Company Shareholder, the Shareholder Agent shall be appointed as agent and attorney-in-fact for each Company Shareholder, for and on behalf of each such Company Shareholder, to give and receive notices and communications, to authorize delivery to any Indemnified Person of shares from the Escrow Fund in satisfaction of claims by an Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. The Shareholder Agent may resign upon written notice to Parent and Escrow Agent. The Shareholder Agent may be changed or replaced by the Company Shareholders from time to time upon not less than thirty (30) days' prior written notice to Parent and Escrow Agent; provided that the Shareholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Amount in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the Company Shareholders.

                    (ii) The Shareholder Agent shall not be liable for any act done or omitted hereunder as the Shareholder Agent while acting in good faith and in the exercise of reasonable judgment.

                (h) ACTIONS OF THE SHAREHOLDER AGENT. A decision, act, consent or instruction of the Shareholder Agent with respect to the matters contemplated by this SECTION 10 shall constitute a decision of all the Company Shareholders and shall be final, binding and conclusive upon each of such Company Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each Company Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

                (i) THIRD-PARTY CLAIMS. In the event that Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholder Agent of such claim, and the Shareholder Agent and the Company Shareholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent shall first consult with the Shareholder Agent regarding such settlement and, except with the consent of the Shareholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Shareholder Agent has consented to any such settlement, unless Parent shall agree otherwise, the Shareholder Agent shall have no power or authority to object under any provision of this SECTION 10 to the amount of any claim by Parent against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

               (j)  ESCROW AGENT'S DUTIES.

                    (i) The Escrow Agent's duties are purely ministerial in nature, and the Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and by the Shareholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any action taken, suffered or omitted hereunder as Escrow Agent absent gross negligence or willful misconduct, and the Escrow Agent shall be fully protected and shall incur no liability for any action taken, suffered or omitted pursuant to the advice of counsel.

                    (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other Person, excepting only orders or process of courts of law and arbitrators' decisions, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or arbitrator. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitrator, the Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                    (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                    (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                    (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any Party for damages, claims, liabilities, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (which for all purposes of any section of this Agreement as it pertains to the Escrow Agent shall be finally determined by a court of competent jurisdiction). The Escrow Agent shall not incur any such liability for (A) any action taken, suffered or omitted in good faith, or (B) any action taken, suffered or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or omitted by it in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees, and the Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, willful misconduct or bad faith on the part of the Escrow Agent in the selection and continued employment thereof.

                    (vi) If any controversy arises between the Parties to this Agreement, or with any other Person, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent through such time and which Parent agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                    (vii) The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, costs, fines, settlement judgments, penalties, demands, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the execution of this Agreement or the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

                    (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Shareholder Agent; PROVIDED, HOWEVER, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:
Parent and the Shareholder Agent shall use their reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Parent and the Shareholder Agent fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Washington. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. Alternatively, if a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

                    (ix) In no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                    (x) Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any Person to which substantially all the business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act.

                (k) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the schedule of the Escrow Agent delivered to Parent at or prior to the execution of this Agreement. Such fee schedule may be amended or modified upon mutual consent of Parent and the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall not be obligated to take any such action unless and until it is reasonably satisfied that it will receive such compensation and reimbursement.

                (l) SURVIVAL. The obligations of the Parties under SECTION 10.2(K) and SECTION 10.2(J)(VII) hereof shall survive termination of this Agreement and resignation or substitution of the Escrow Agent.

            10.3 LIMITATION ON REMEDIES.

                (a) The indemnity set forth in SECTION 10 and the Escrow Fund provided for herein shall apply only to breaches by the Company of any representation, warranty, covenant or agreement of the Company contained herein and, except as provided below, resort to the Escrow Fund shall be the exclusive right and remedy of Parent and the other Indemnified Persons for such breaches, or otherwise under or in connection with this Agreement, once the Closing occurs.

               (b) Notwithstanding anything herein to the contrary other than as set forth in paragraph 10.3(c) below, the entire maximum liability of Parent to the Company and the Company Shareholders, for any representation or warranty contained herein or in any document or instrument delivered pursuant hereto, or any covenant or agreement to be performed prior to the Closing contained herein or in any document or instrument delivered pursuant hereto, and such Company Shareholders' maximum remedy with respect thereto, shall be limited to an amount equal to Escrow Amount.

                (c) Notwithstanding the foregoing, the existence of SECTION 10 and of the rights and restrictions set forth herein do not limit any other potential remedies of Parent with respect to any intentional or fraudulent actual breaches of the representations and warranties or covenants of the Company contained in this Agreement or of the Company or any Company Shareholder contained any agreement or instrument delivered pursuant hereto, and do not limit any other potential remedies of the Company Shareholders with respect to any intentional or fraudulent actual breaches of the representations and warranties or covenants of Parent or the Surviving Corporation contained in this Agreement or any agreement or instrument delivered pursuant hereto. In addition,
SECTION 10 shall not apply if the Merger is not consummated.

                (d) For avoidance of doubt, (i) in no event shall a Company Shareholder be personally liable for the fraudulent act or acts of the Company or any other Company Shareholder, and (ii) any Company Shareholder's liability for indemnification under this Agreement or pursuant to any transaction contemplated hereby, other than with respect to any intentional or fraudulent actual breaches of the representations and warranties or covenants of such Company Shareholder contained in this Agreement or any agreement or instrument delivered pursuant hereto, shall be limited to the Escrow Amount contributed on behalf of such Company Shareholder pursuant to this Section 10.

         11. TERMINATION.

            11.1 TERMINATION OF THE AGREEMENT. The Parties may terminate this Agreement as provided below:

                (a) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

                (b) Parent or the Company may terminate this Agreement by written notice to the other Parties if: (i) the Closing has not occurred by (A) March 31, 2000, in the event that an S-4 is not required to be filed pursuant to
SECTION 7.7 hereof, or (B) May 31, 2000, in the event that an S-4 is required to be filed pursuant to SECTION 7.7 hereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 11.1(B)(I) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the Merger or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

                (c) Parent may terminate this Agreement by written notice to the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body, which would (i) prohibit Parent's or the Company's ownership or operation of all or a material portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of Parent or the Company as a result of the Merger;

                (d) Parent may terminate this Agreement by written notice to the Company if neither it nor Sub is in breach of any representation, warranty, covenant or agreement under this Agreement in a manner which would cause the conditions to Closing set forth in SECTION 9.2(A) or 9.2(B) not to be satisfied, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company which would cause the conditions to Closing set forth in SECTION 9.1(A) or 9.1(B) not to be satisfied, and such breach has not been cured within thirty (30) calendar days after written notice to the Company; PROVIDED, HOWEVER, that, no cure period shall be required for a breach which by its nature cannot be cured;

                (e) the Company may terminate this Agreement by written notice to Parent if it is not in breach of any representation, warranty, covenant or agreement under this Agreement in a manner which would cause the conditions to Closing set froth in SECTION 9.1(A) or 9.1(B) of this Agreement not to be satisfied, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Sub which would cause the conditions to Closing set forth in SECTION 9.2(A) or 9.2(B) not to be satisfied and such breach has not been cured within thirty (30) calendar days after written notice to Parent; PROVIDED, however, that no cure period shall be required for a breach which by its nature cannot be cured;

                (f) Parent or the Company may terminate this Agreement by written notice to the other Parties if the Company Shareholders shall have taken a final vote on the principal terms of the Merger, and the principal terms of the Merger shall not have been approved by the Company Shareholders;

                (g) Parent may terminate this Agreement by written notice to the Company if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement and such Material Adverse Effect has not been cured within thirty (30) calendar days after written notice by Parent to the Company; provided notwithstanding the foregoing, nothing herein shall prevent the Parties from seeking to negotiate in good faith a mutually agreeable purchase price adjustment to cure a Material Adverse Effect and to permit the Merger to proceed to Closing; provided, however, that any such negotiation shall not, of itself, satisfy the condition to Closing set forth in SECTION 9.1(A) hereof, or obligate the parties to effect a cure of any such Material Adverse Effect by means of a purchase price adjustment or similar mechanism;

                (h) The Company may terminate this Agreement by written notice to Parent if an event having a material adverse effect on the current business, financial condition and results of operations and assets of Parent shall have occurred after the date of this Agreement and such material adverse effect has not been cured within thirty (30) calendar days after written notice by the Company to Parent; provided notwithstanding the foregoing, nothing herein shall prevent the Parties from seeking to negotiate in good faith a mutually agreeable purchase price adjustment to cure a material adverse effect and to permit the Merger to proceed to Closing; provided, however, that any such negotiation shall not, of itself, satisfy the condition to Closing set forth in SECTION 9.1(A) hereof, or obligate the parties to effect a cure of any such material adverse effect by means of a purchase price adjustment or similar mechanism; and

                (i) Parent may terminate this Agreement by written notice to the Company in the event that Company Shareholders who have exercised dissenters' rights under California Law in connection with the Merger with respect to their Company Capital Stock hold ten percent (10%) of the aggregate number of outstanding shares of Company Capital Stock.

            11.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to SECTION 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided that each Party shall remain liable for any willful breaches of this Agreement prior to its termination and PROVIDED FURTHER, that the provisions contained in SECTIONS 11.3 (termination fees and other events) and 12 (miscellaneous) shall survive termination of this Agreement.

            11.3 TERMINATION FEES AND OTHER EVENTS.

                (a) The Company shall pay to Parent a termination fee of $10,850,000, plus Expenses, payable in cash by wire transfer or cashier's check in the event, and only in the event, this Agreement is validly terminated, and one or more of the following events has occurred prior to such termination:

                    (i) the Company has willfully and materially breached any representation, warranty, covenant or agreement contained in this Agreement; or

                    (ii) the Board of Directors of the Company has failed to unanimously recommend, has changed its unanimous recommendation concerning the Merger and the Contemplated Transactions, or has recommended an alternative Acquisition Proposal, or has disclosed, in any manner, its intention not to unanimously recommend or to change its unanimous recommendation to Company Shareholders concerning the Merger or to recommend an Alternative Proposal in each case because the Board of Directors was required to so act in order to comply with its fiduciary duties under applicable law; or

                    (iii) the Company Shareholders Meeting shall have been held and the Company Shareholders shall have failed to approve the principal terms of the Merger.

                (b) The Company shall pay to Parent a termination fee of $1,000,000, payable in cash by wire transfer or cashier's check, in the event, this Agreement is validly terminated by Parent pursuant to SECTION 11.1(I) hereof; or

                (c) For purposes of this Section "EXPENSES" shall mean the amount of any documented out-of-pocket expenses incurred by a Party and its Affiliates in connection with the negotiation and preparation of this Agreement and any other ancillary agreements executed and delivered in connection with the Contemplated Transactions and its due diligence review (including reasonable fees of counsel and accountants) up to the date of termination of this Agreement.

                (d) The Company acknowledges and agrees that the agreements contained in this SECTION 11.3 are an integral part of the transactions contemplated by this Agreement. All fees and Expenses payable pursuant to this
SECTION 11.3 shall be paid no later than five business days after the event giving rise to the payment of such fees and Expenses. Notwithstanding anything to the contrary contained in this SECTION 11.3, if the Company fails to pay Parent any fees or Expenses due under this SECTION 11.3 within such period, in addition to any other amounts paid or payable pursuant to this Agreement, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fees and expenses at the publicly announced prime rate of Chase Manhattan Bank from the date on which such fees and expenses were required to be paid.

                (e) It is understood and agreed (i) that payment of any termination fee pursuant to SECTION 11.3(A) or 11.3(B) hereof shall be the sole and exclusive remedy of Parent and Sub for the matters referred to therein and neither Parent, Sub nor any other Person shall be entitled to any other remedy in connection with any such matter and (ii) that the termination fees payable pursuant to SECTIONS 11.3(A) and 11.3(B) are in the nature of liquidated damages, and represent a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such a termination.

         12. MISCELLANEOUS.

            12.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party, which will not be unreasonably withheld or delayed; provided, however, that Parent may make any public disclosure which counsel advises is required by applicable law or exchange requirements or any listing or trading agreement concerning its publicly-traded securities (in which case Parent will use its Best Efforts to advise the Company prior to making the disclosure and provide the Company with an opportunity to review and comment on such disclosure in advance of public release).

            12.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Company Shareholders and those Persons referred to in SECTIONS 7.16, 8.4 and 8.5, and
SCHEDULE 7.16, and their respective successors and permitted assigns.

            12.3 ENTIRE AGREEMENT AND MODIFICATION. This Agreement (includ- ing the exhibits hereto) and that certain Confidentiality Agreement dated as of September 10, 1999 between Parent and the Company constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the

Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended prior to the Effective Time except by a written agreement executed by all Parties and after the Effective Time except by a written agreement signed by Parent and the Shareholder Agent.

            12.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties other than the Escrow Agent; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates (provided that the Merger Consideration shall consist of Parent Common Stock as set forth herein notwithstanding any such assignment) and (ii) designate one or more of its Affiliates to perform its obligations hereunder (provided that the Merger Consideration shall consist of Parent Common Stock as set forth herein notwithstanding any such assignment).

            12.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            12.6 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            12.7 NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with receipt of transmission confirmation and with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

If to Parent:

         InfoSpace.com, Inc.
         15375 N.E. 90th Street
         Redmond, WA 98052
         Attention:  Ellen B. Alben, Senior V.P., Legal and Business Affairs
         Facsimile: 425-882-0988

Copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         650 Page Mill Rd.

         Palo Alto, CA 94304
         Attention:  Barry Taylor
         Facsimile: 650-845-5000

If to the Company:

         Prio, Inc.
         501 Ellis Street
         Mountain View, CA 94043
         Attention:  Ashok Narasimhan
         Facsimile: 650-567-1489

Copy to:

         Cooley Godward, LLP
         Five Palo Alto Square
         Palo Alto, CA  94304
         Attention:  Lee Benton
         Facsimile:  650-857-0663

If to the Escrow Agent:

         Chase Manhattan Bank and Trust Company NA
         101 California Street, Suite 2725
         San Francisco, CA 94111
         Attention: James Nagy
         Facsimile: 415-693-8855


Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other Parties pursuant to the provisions above.

            12.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington;

provided, however, that all provisions regarding the rights, duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

            12.9 FORUM SELECTION; CONSENT TO JURISDICTION. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Washington. The Parties hereby consent to the jurisdiction of the Courts of the State of Washington and the United States District Court of the Western District of Washington and waive any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

            12.10 WAIVERS. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

            12.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            12.12 EXPENSES. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions. In the event the Merger is consummated, Parent will bear the costs and expenses (including accounting and legal fees and expenses) of the Company incurred in connection with this Agreement and the Contemplated Transactions.

            12.13 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden

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of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            12.14 COMPANY DISCLOSURE LETTER.

                (a) The disclosures in the Company Disclosure Letter, and those in any Supplement thereto, will be deemed to relate only to (i) the representations and warranties in the correspondingly numbered Section of this Agreement or (ii) any other Section of this Agreement to which such disclosures clearly relate, from the perspective of a reasonable person without prior familiarity with the Company or the matters addressed in such representation and warranty.

                (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Letter (other than an exception expressly set forth in the Company Disclosure Letter which is deemed to relate to such representation or warranty pursuant to Section 12.14(a) above), the statements in the body of this Agreement will control.

            12.15 ATTORNEYS' FEES. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

            12.16 FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

            12.17 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.

         PARENT:                   INFOSPACE.COM, INC.

                                   By: /S/ NAVEEN JAIN

                                   Name: NAVEEN JAIN

                                   Title: PRESIDENT & CEO

         COMPANY:                  PRIO, INC.


                                   By: /s/ Ashok Narasimihan

                                   Name: ASHOK NARASIMIHAN

                                   Title: PRESIDENT & CEO

         SUB:                      PROMOTE ACQUISITION CORPORATION

                                   By: /S/ NAVEEN JAIN
                                   Name: NAVEEN JAIN
                                   Title: PRESIDENT

         ESCROW AGENT:             CHASE MANHATTAN BANK AND TRUST COMPANY N.A.


                                   By: /S/ JAMES NAGY
                                       --------------
                                      Name:
                                     Title: